                                                                    EXHIBIT 99.1

Selected Financial Data

     The following table sets forth selected financial data for the last five years:

        (In thousands, except per share amounts)                         2000       1999     1998       1997       1996
                                                                      --------   --------  --------  ---------  ---------
        Statement of Income
        Interest Income ..........................................    $918,076  $ 766,038  $676,456  $ 581,831  $ 478,359
        Interest expense .........................................     517,754    384,891   339,765    284,925    231,076
                                                                      --------  ---------  --------  ---------  ---------
        Net interest income ......................................     400,322    381,147   336,691    296,906    247,283
        Provision for loan losses ................................      29,775     29,177    27,511     16,786     14,512
                                                                      --------  ---------  --------  ---------  ---------
        Net interest income after provision for
           loan losses ...........................................     370,547    351,970   309,180    280,120    232,771
        Noninterest income .......................................      77,885     75,341    60,243     50,291     41,838
        Noninterest expense ......................................     258,691    238,048   237,905    197,904    173,951
        SAIF special assessment(1) ...............................          --         --        --         --      4,754
        Acquisition, restructuring and Y2K expenses (2) ..........          --      1,867    26,152      6,895     11,918
                                                                      --------  ---------  --------  ---------  ---------
        Income from continuing operations before income
          taxes ..................................................     189,741    187,396   105,366    125,612     83,986
        Applicable income taxes ..................................      69,556     69,360    38,527     45,300     28,993
                                                                      --------  ---------  --------   --------   --------
        Income from continuing operations ........................     120,185    118,036    66,839     80,312     54,993
                                                                      --------  ---------  --------   --------   --------
        Discontinued Operations: (3)
          Income/(Loss) from discontinued operations,
          net of income taxes of ($450), $2,134,
          ($6,384), $6,698, and $4,834 for the year
          ended December 31, 2000, 1999, 1998, 1997,
          and 1996, respectively .................................        (743)     3,527  (10,448)     11,138      8,105
        Loss on disposal of discontinued operations (net of
          income tax benefit of $2,616) ..........................      (4,322)        --       --          --         --
                                                                      --------  ---------  --------   --------   --------
        Net Income ...............................................    $115,120  $ 121,563  $ 56,391  $  91,450  $  63,098
                                                                      ========  =========  ========  =========   ========
        Income from continuing operations excluding merger
          related expenses and other non-recurring
          items (1)(2)(3)(4) .....................................    $120,185  $ 112,872  $ 84,358  $  85,751  $  67,618
        Earnings Per Common Share: (5)
          Basic ..................................................    $   1.05  $    0.98  $   0.74  $    0.79  $    0.68
          Diluted ................................................        1.04       0.96      0.73       0.77       0.65
        Income from continuing operations:
          Basic ..................................................    $   1.05  $    1.02  $   0.59  $    0.74  $    0.55
          Diluted ................................................    $   1.04       1.01      0.58       0.72       0.53
        Average shares outstanding:
          Basic ..................................................     114,760    115,579   113,905    108,189    100,129
          Diluted ................................................     115,653    117,393   116,547    111,575    104,011

        Cash dividends per common share: .........................    $   0.44  $    0.38  $   0.34  $    0.30  $    0.27

________________
(1) Legislation approving a one-time assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,754,000 in expenses before income taxes and $3,091,000 net of applicable income taxes in 1996.
(2) Acquisition expenses reflect costs associated with the business combinations discussed in Note 2 to the Consolidated Financial Statements. Restructuring charges are discussed in Note 19 to the Consolidated Financial Statements.
(3) In December 2000, the company exited the mortgage servicing business. The financial results for this line of business have been separately reported as Discontinued Operations in all periods presented.
(4) Gain on the sale of certain branches and other one time miscellaneous income of $10,167,000 before tax and $6,405,000 after tax have been excluded from 1999.
(5) Restated to reflect the impact of two-for-one stock splits effected in the form of stock dividends paid February 11, 1997 and August 14, 1998.

Note: All amounts have been restated to reflect the October 25, 2001 merger with Manufacturers Bancshares, accounted for as a pooling-of-interests.

(In thousands, except per share amounts)            2000              1999              1998             1997             1996
                                               --------------    --------------    --------------    -------------    -------------
Statement of Condition Data
at year end:
  Total assets ............................... $   11,999,621    $   11,097,823    $   10,621,238    $   8,201,195    $   6,730,020
  Loans, net of unearned income ..............      9,642,954         8,419,225         7,235,057        6,041,025        4,899,071
  Mortgage loans held for sale ...............          9,866            33,150           692,042          238,540          167,993
  Deposits ...................................      8,355,849         8,172,810         7,585,991        6,450,479        5,226,071
  Long-term debt .............................        862,247           911,071           746,447          315,281           39,092
  Shareholders' equity .......................        775,100           711,625           653,552          602,567          491,130
Average balances:
  Total assets ...............................     11,591,168        10,788,691         9,347,401        7,572,165        6,231,749
  Interest-earning assets ....................     10,723,803         9,793,524         8,442,520        6,912,786        5,693,727
  Loans, net of unearned income ..............      9,030,529         7,771,884         6,561,770        5,587,695        4,551,820
  Mortgage loans held for sale ...............         14,711           341,692           407,672          158,966          135,135
  Deposits ...................................      8,252,352         7,747,414         6,879,821        6,022,626        4,883,918
  Shareholders' equity .......................        727,495           688,474           655,304          560,436          466,221
Book value per share .........................           6.93              6.26              5.82             5.59             4.96
Tangible book value per share ................           7.59              6.96              6.57             6.22             5.26
Income from continuing operations excluding
  merger related expenses and other
  non-recurring items (1)(2)(3)(4) Average
  Assets .....................................           1.04%             1.05%             0.90%            1.13%            1.09%
  Average shareholders' equity ...............          16.52             16.39             12.87            15.30            14.50
Income from continuing operations:
  Average assets .............................           1.04              1.09              0.72             1.06             0.88
  Average shareholders' equity ...............          16.52             17.14             10.20            14.33            11.80
Efficiency ratio from continuing operations
  excluding merger related expenses and
  other nonrecurring items (1)(2)(3)(4) ......          54.10             52.92             53.35            55.01            54.40
Efficiency ratio from continuing operations ..          54.10             52.15             59.94            57.00            60.17
Dividend payout ratio ........................          44.00             36.19             68.00            35.29            42.86
Average equity to average total assets .......           6.28              6.38              7.01             7.40             7.48
Total nonperforming assets to net loans,
  other real estate and repossessions(5) .....           0.53              0.54              0.59             0.73             0.80
Net charge-offs to average loans .............           0.21              0.22              0.26             0.23             0.16
Allowance for loan losses to total
  loans (net of unearned income) .............           1.14              1.18              1.18             1.21             1.27
Allowance for loan losses to nonperforming
  loans(5) ...................................            258%              275%              248%             250%             235%

___________

(1) Legislation approving a one-time assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,754,000 in expenses before income taxes and $3,091,000 net of applicable income taxes in 1996.
(2) Acquisition expenses reflect costs associated with the business combinations discussed in Note 2 to the Consolidated Financial Statements. Restructuring charges are discussed in Note 19 to the Consolidated Financial Statements.
(3) Gain on the sale of certain branches and other one time miscellaneous income of $10,167,000 before tax and $6,405,000 after tax have been excluded from 1999.
(4) In December 2000, the company exited the mortgage servicing business. The financial results for this line of business have been separately reported as Discontinued Operations in all periods presented.
(5) Nonperforming loans and nonperforming assets are shown as defined in Management's Discussion and Analysis of Financial condition and Results of Operations -- Nonperforming Assets.

Selected Quarterly Financial Data
2000-1999
(In thousands, except per share amounts)

                                                                2000                                              1999
                                          ------------------------------------------    ------------------------------------------
                                           Dec. 31   Sept. 30    June 30    March 31     Dec. 31    Sept. 30   June 30   March 31
                                           -------   --------    -------    --------     -------    --------   -------   --------
      Interest income ................... $ 240,858  $ 235,599  $ 228,627  $ 212,992    $ 202,955  $ 196,242  $ 188,041  $ 178,800
      Interest expense ..................   141,106    136,814    126,693    113,141      103,419     98,695     93,648     89,129
                                          ---------  ---------  ---------  ---------    ---------  ---------  ---------  ---------
      Net interest income ...............    99,752     98,785    101,934     99,851       99,536     97,547     94,393     89,671
      Provision for loan losses .........     7,857      8,886      7,464      5,568        9,304      7,169      6,571      6,133
                                          ---------  ---------  ---------  ---------    ---------  ---------  ---------  ---------
      Net interest income after provision
        for loan loss ...................    91,895     89,899     94,470     94,283       90,232     90,378     87,822     83,538
      Income from continuing operations .    29,277     29,103     30,724     31,081       27,715     33,858     29,434     27,029
      Discontinued operations (1) .......      (366)        --     (4,107)      (592)       3,603     (2,927)     1,320      1,531
                                          ---------  ---------  ---------  ---------    ---------  ---------  ---------  ---------
      Net Income (loss) ................. $  28,911  $  29,103  $  26,617  $  30,489    $  31,318  $  30,931  $  30,754  $  28,560
                                          =========  =========  =========  =========    =========  =========  =========  =========
      Earnings Per Share:
      Income from continuing operations
      (net of income taxes) (1):
        Basic ........................... $     .26  $     .25  $     .27  $     .27    $    0.24  $    0.29  $    0.26  $    0.23
        Diluted ......................... $     .26  $     .25  $     .27  $     .27    $    0.24  $    0.29  $    0.25  $    0.23
      Net income (loss):
        Basic ........................... $     .25  $     .25  $     .23  $     .27    $    0.27  $    0.27  $    0.26  $    0.25
        Diluted ......................... $     .25  $     .25  $     .23  $     .26    $    0.27  $    0.27  $    0.26  $    0.24

___________

(1) In December 2000, the company exited the mortgage servicing business. The financial results for this line of business have been separately reported as Discontinued Operations in all periods presented.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     Management's Discussion and Analysis of Financial Condition and Results of Operations is presented on the following pages. The principal purpose of this review is to provide the reader of the attached financial statements and accompanying footnotes with a detailed analysis of the financial results of The Colonial BancGroup, Inc. and subsidiaries (for the purposes of this Item 7, "BancGroup" or the "Company"). Among other things, this discussion provides commentary on BancGroup's history, operating philosophies, the components of net interest margin and balance sheet strength as measured by the quality of assets, the composition of the loan portfolio and capital adequacy.

     The following discussion reflects the effect of the pooling-of-interests business combination with Manufacturers Bancshares, which occurred on October 25, 2001. See Notes 1 and 2 to the Consolidated Financial Statements.

STRATEGY

     BancGroup was reorganized in 1981 as a holding company with one bank and $166 million in assets. Through the acquisition of 58 community banks and strong internal growth, BancGroup has grown to a $12.0 billion multi-state bank holding company whose bank subsidiary, Colonial Bank, operates 243 branch sales offices through 11 operating regions in six states. These operating regions are sometimes referred to in this discussion as "regional banks".

     The foundation of BancGroup is built upon a community banking philosophy that allows local responsibility for customer relationships. This operating philosophy has been important in making acquisitions, retaining skilled and highly motivated local management teams and developing a strong customer base, particularly with respect to lending relationships.

     The expertise in each local market is supported by consolidated operations and a centralized credit review function, which allows the local banking officers to concentrate on the customer. Through this structure of local customer relationship responsibility and consolidated operations, the local banks have decision making capability while at the same time having an effective operational structure at their disposal to service the customer in the most cost effective and efficient manner.

     There will continue to be considerable competition in all of BancGroup's markets. Now that the previous objectives of expanding our geographic footprint through acquisitions and streamlining operations have been substantially achieved, BancGroup has positioned itself to continue its success by focusing inward, employing internal growth strategies and fully utilizing its corporate synergies and efficiencies. These internal growth strategies include quality loan growth through its management expertise in each regional market, generating deposit growth through the development of customer relationships and competitive product offerings, continued development of its presence in the Company's higher growth markets, growth in noninterest income through continued expansion of its fee based products and services and the ongoing development of its sales oriented business culture with an emphasis on customer service.

Loan and Deposit Growth

     From 1996 through 1998, BancGroup's acquisitions established operations in some of the highest growth markets in the country such as Atlanta, Orlando, Miami, Southwest Florida, Dallas and Las Vegas. Due to the success of these efforts BancGroup's concentration of loans and deposits has significantly changed. From 1996 to 2000, the Company's loans in Alabama as a percent of total loans have declined from 81% to 44% while during the same time loans in Florida as a percentage of total loans have increased from 5% in 1996 to 40% in 2000. We expect our presence in all of these new markets to provide BancGroup the basis for future earnings growth.

     The following table illustrates the change in BancGroup's regional composition of loans and deposits (years prior to 2000 are as originally reported, prior to restatement for pooling of interests).

                                             % to Total
                                           At December 31,
                              2000     1999     1998     1997     1996
                              ----     ----     ----     ----     ----
   Loans:
   Alabama ............         44%      49%      51%      63%      81%
   Florida ............         40       34       33       27        5
   Georgia ............         10       10       10        9       12
   Other ..............          6        7        6        1        2
                              ----     ----     ----     ----     ----
                               100%     100%     100%     100%     100%
                              ====     ====     ====     ====     ====

   Deposits:
   Alabama ............         42%      46%      47%      59%      80%
   Florida ............         43       37       35       30        8
   Georgia ............          7        9        9        9        9
   Other ..............          8        8        9        2        3
                              ----     ----     ----     ----     ----
                               100%     100%     100%     100%     100%
                              ====     ====     ====     ====     ====

     Loan and deposit growth is emphasized in each market area through the Company's regional banks. BancGroup has been successful in competing for loans against other larger institutions, due primarily to the Company's local lending strategy which includes direct involvement by local management and directors. Because markets and communities differ widely, customers require different answers and solutions to their financial needs. Customers appreciate the knowledge of their business needs and the local environment that local banking officers can provide. BancGroup's goal is to meet the financial needs of retail and commercial banking customers.

     BancGroup expects to continue its successful growth by building on these local relationships. Internal loan growth was 15% and 16% for 2000 and 1999, respectively, while average retail deposits grew 9% for both 2000 and 1999. The following table illustrates the contribution of each state and reflects the significant impact of the high growth markets on consolidated loan and deposit growth.

                                                                    % of Total at
                                                                     December 31
                                                              -------------------------
               Contribution to internal loan growth:                 2000         1999
                                                                     ----         -----
                 Alabama ...............................              16%          33%
                 Florida ...............................              56           42
                 Georgia ...............................              23           15
                 Other .................................               5           10
                                                               ---------    ---------
                                                                     100%         100%
                                                               =========    =========
               Contribution to retail deposit growth:
                 Alabama ...............................              27%          40%
                 Florida ...............................              71           57
                 Georgia ...............................               5           14
                 Other .................................              (3)         (11)
                                                               ---------     --------
                                                                     100%         100%
                                                               =========    =========

     Not only is it important to continue our growth but to also maintain our consistent strength in asset quality. Loan portfolio strength is sustained through establishing customer relationships, maintaining variety in the real estate loan portfolio and maintaining geographic diversity while continuing our conservative underwriting standards and credit review process.

     Eighty percent of the loan portfolio is secured by real estate. There are no major concentrations in any particular type of real estate loan. The loan portfolio reflects geographic diversity from Alabama to Atlanta then south to Central, Southwest and South Florida and westward in Dallas and Nevada. Each of these markets has a unique business environment which reacts quite differently to various economic conditions. Atlanta is considered the financial hub of the Southeast, a distribution center and light-manufacturing center while central Georgia is more rural with agricultural emphasis. In addition to the many retirement communities throughout Florida, there is also significant development in other business sectors. Central Florida is considered a travel and entertainment destination, and is a growing area for service and support businesses. South Florida is considered a "gateway to Latin America and South America" which provides for an opportunity to expand international banking activities. Dallas is a financial hub in the Southwest and is the home of numerous corporate headquarters, which generate significant growth in infrastructure and support services. Las Vegas and Reno are both travel and entertainment destinations and are fast becoming retiree destinations as well. Consequently, the Company believes that this overall geographic diversity will allow the loan portfolio to fare well during challenging national economic conditions.

     The local expertise with established customer relationships combined with independent oversight of credit decisions and conservative underwriting standards are key to the maintenance of high asset quality. The senior credit administration function provides the primary oversight of the credit review process. This administration function reviews larger credits prior to approval and also provides an independent review of credits on a continual basis. In addition, the Company has established regional bank loan committees made up of local officers and directors that approve loans up to certain levels. These committees provide local business and market expertise while BancGroup's senior management provides independent oversight through their participation in the state loan committees.

     As previously stated establishing local customer relationships, maintaining variety in the real estate loan portfolio, maintaining geographic diversity, continuing conservative underwriting standards and utilizing local expertise with independent oversight in credit decisions are all factors that allow BancGroup to maintain high asset quality, which is at the forefront of the Company's strategy. BancGroup's asset quality is demonstrated by its charge-off history and nonperforming asset levels, which for the past ten years have been among the lowest of our southeastern peers. Nonperforming assets as a percentage of loans and other real estate was 0.53% at December 31, 2000, its lowest year end level in ten years. Net charge-offs were 0.21% of average loans in 2000 and 0.22% in 1999 which also compare favorably to national averages.

     Deposit growth is a primary focus of the Company's sales efforts. Management has established several initiatives to accomplish its deposit growth goals. In January 2000, BancGroup established a branch incentive program in which one of the key goals is for employees to achieve a quarterly deposit growth rate in their branches. In order to provide branch sales personnel with the necessary tools to accomplish their goals, they receive an on-going series of training programs in relationship-based selling, which develops their sales skills. The Company is in the process of enhancing its customer information system in order to facilitate the further development of existing customer relationships. This enhanced system will allow sales personnel to more effectively sell products and services to its customers by providing information related to the customer's product or service needs. Management has also contracted with a marketing consultant to target specific products and markets for future deposit campaigns in order to more cost effectively increase and retain its deposit base. Each of these initiatives is designed to provide a solid foundation for achieving the Company's deposit growth objectives.

     The regional banks have additional growth opportunities through the development of customer relationships by cross selling a variety of bank products and services. These products and services include various deposit products as well as other services such as wealth management, cash management, electronic banking, credit card and merchant services. As market demographics change, products and services are structured to meet the needs of a particular region or customer. Strong regional bank management supported by BancGroup's asset/liability and product and services management teams provide the Company with the resources to remain competitive in its deposit markets through on-going efforts to identify and implement products and services with attractive pricing that meet customer needs. The Company has established a strategy to grow and retain its deposit base while remaining competitive in deposit pricing and meeting the Company's funding and liquidity goals through the monitoring of our markets and customer needs and the expansion of sales efforts in the local branch sales office network.

Growth Market Expansion

     As noted above, BancGroup, through acquisitions has established operations in some of the highest growth markets in the country such as Atlanta, Orlando, Miami, Southwest Florida, Dallas and Las Vegas. As evidenced by the previous charts, this strategy has contributed significantly to the Company's growth. BancGroup plans to continue its expansion in these high growth areas by selectively filling in these markets. This expansion will come primarily through the strategic placement of new branch locations that will expand our market presence and provide additional customer service in these areas. BancGroup's subsidiary bank acquired two additional branches in Nevada in January 2001 and has plans to establish approximately 11 new branches in the high growth markets listed above in the next two years.

Noninterest Income Growth

     Customer needs are constantly changing and BancGroup continues to investigate methods of improving customer service through new services, product enhancements and technological advancements. Our current objective is to grow income from noninterest income sources by concentrating on wealth management products and services, cash management services, international banking services and electronic banking services. Noninterest income from continuing operations excluding nonrecurring income from the gain on sale of certain branches and other miscellaneous items increased 20% in 2000 and 8% in 1999.

     Because of our markets and the customers we serve, the Company expects wealth management products and services to play a major role in future growth. Through BancGroup's current investment services, the Company offers discount brokerage, investment sales, asset management, trust services and insurance including term, universal, whole life and long-term care. In 2001, the Company expects to complete the establishment of Colonial Brokerage, Inc. as a member of the NASD which will allow the Company to perform additional broker/dealer activities in order to better service its customers. Income from wealth management services has increased 131% in the last two years. Growth rates are expected to continue upward with the implementation of a financial planning department and the expanded services of Colonial Brokerage, Inc.

     BancGroup offers a complete package of cash management services, which include lock box services, sweep accounts, zero balance accounts, electronic data interchange, automated clearinghouse, and Business Banker Plus (TM), an online tool for bank account reporting services. Revenue from cash management services increased 133% in the last two years. BancGroup expects to continue growth in cash management services by expanding these services to existing customers through cross sell opportunities and enhanced sales efforts in our growth markets.

     The Company has in place strong local management with expertise in international banking. Through the efforts of this management team, international banking revenues have increased 308% in the last two years. The Company provides letters of credit to top-tier banks, pre-export financing, import financing, funds transfer and check clearing services, trade syndication, merchant banking services and other miscellaneous services through the International Banking Department. The Company also services international customers through its private and executive banking group in Miami. BancGroup expects revenue from these services to grow through the increase in international customers and the need for these services.

     To meet customer's demands for banking when and where they want it, BancGroup continues to expand its electronic banking services. The Company has plans to offer additional services through the Internet and to introduce a Visa Business Check Card. The Company added 26 new ATMs to its network in 2000 and will continue to install ATMs in the most convenient and high traffic locations in order to provide better customer service and complement BancGroup's retail branch sales office network. Revenue generated by electronic banking services has increased 42% in the last two years.

     The Company plans to continue to expand resources to assure all products and services are among the most competitive in our markets. BancGroup has established a Product Review Team to perform an in-depth study of all products and services and recommend future product enhancement strategies by mid-2001.

Sales Relationships, Customer Service and Profits

     BancGroup recognizes the need to continue its focus on a sales oriented culture. The Company has taken several steps to promote a more sales focused environment. These initiatives include converting branches to sales offices by reducing operational tasks to allow sales office personnel to focus on selling customer services, implementation of sales training for employees and the establishment of a sales incentive program designed to reward employees based on their sales office's achievement of specific objectives. The Company also incorporated into the incentive plan a customer service rating through the use of an independent company to "shop" the sales offices to test their level of product knowledge and customer service. Loan officers also participate in production oriented incentive compensation programs. The Company began an effort in 2000 to assign customers to a particular bank officer or branch sales representative. This assignment of customers will make one banker responsible for each customer relationship which will enhance customer relationships through better anticipation of the customer's financial needs. We believe that all of these efforts have contributed to the previously discussed growth experienced in loans, deposits and noninterest income as well as the effective containment of noninterest expenses. In addition these efforts are expected to enhance cross selling of products and services and expand customer relationships to include additional services.

     BancGroup cannot guarantee its success in implementing the initiatives or reaching the goals outlined in this discussion. The following analysis of financial condition and results of operations provides details with respect to this summary material and identifies trends concerning the initiatives taken in 2000.

BUSINESS COMBINATIONS

     The acquisition of Manufacturers Bancshares, Inc. ("Manufacturers") was consummated on October 25, 2001. Manufacturers operated four branches in the Tampa, Florida area and had $297.4 million in total assets, $253.7 million in total loans, and $212.9 million in total deposits at the date of consummation. BancGroup issued 4,458,437 shares of its common stock to shareholders of Manufacturers, including shares issued pursuant to the exercise of Manufacturers stock options. This transaction was accounted for as a pooling of interests and all periods have been restated to include results on a combined basis.

     BancGroup's growth strategy has been to merge other financial institutions into BancGroup in order to increase the Company's market share in existing markets, expand into other growth markets, more efficiently absorb the Company's overhead and add profitable new lines of business. BancGroup has completed the following business combinations with other financial institutions. These business combinations have been reflected in the financial statements at December 31, 2000. The balances reflected below are as of the date of consummation.

                                                 Accounting       Date         BancGroup    Total       Total     Total
   Financial Institutions                         Treatment    Consummated      Shares      Assets      Loans    Deposits
   ----------------------                      ------------- -------------- ------------ ---------- ---------- ---------
                                                                        (Dollars in thousands)
   1998

   United American Holding Corp. (FL) ......    Pooling        02/02/98     4,226,412   $ 275,263   $ 197,623  $ 236,773
   ASB Bancshares, Inc. (AL) ...............    Purchase       02/05/98       934,514     158,656     110,093    135,940
   First Central Bank (FL) .................    Pooling        02/11/98     1,377,368      62,897      40,451     52,048
   South Florida Banking Corp. (FL) ........    Pooling        02/12/98     3,864,458     255,769     172,992    226,999
   Commercial Bank of Nevada (NV) ..........    Pooling        06/15/98     1,684,314     129,577      86,251    117,749
   CNB Holding Corporation (FL) ............    Pooling        08/12/98     1,767,562      89,893      58,456     81,445
   FirstBank (TX) ..........................    Pooling        08/31/98     2,782,038     187,445      59,664    163,254
   First Macon Bank & Trust (GA) ...........    Pooling        10/01/98     4,643,025     199,525     135,651    174,774
   Prime Bank of Central Florida (FL) ......    Pooling        10/06/98     1,173,019      74,502      42,547     66,955
   InterWest Bancorp (NV) ..................    Pooling        10/15/98     1,748,338     131,590      83,689    114,516
   TB&T, Inc. (TX) .........................    Purchase       12/01/98     1,248,499     110,986      42,689    101,335

     The 1998 combinations with United American, First Central, South Florida, Commercial Bank of Nevada, FirstBank, First Macon, Prime Bank and InterWest were accounted for using the pooling-of-interests method. Accordingly, all financial statement amounts have been restated to reflect the financial condition and results of operations as if the combinations had occurred at the beginning of the earliest period presented. The 1998 combination with CNB Holding was accounted for using the pooling-of-interests method; however, due to immateriality, the prior year financial statements were not restated. The remaining business combinations were accounted for as purchases, and the operations and income of the combined institutions are included in the income of BancGroup from the date of purchase. The 1998 combination with TB&T, Inc. included shares previously re-purchased by the company as treasury shares. Each of the combined institutions that were accounted for as purchases was merged into BancGroup or one of its subsidiaries as of the listed dates, and the income and expenses have not been separately accounted for since the respective mergers. For this reason and due to the fact that significant changes have been made to the cost structure of each combined institution, a separate determination of the impact after combination on the earnings of BancGroup for 1998 cannot reasonably be determined.

REVIEW OF RESULTS OF OPERATIONS

Overview

     BancGroup's primary line of business is commercial banking through its wholly owned subsidiary Colonial Bank. The following summary of BancGroup's results of operations discusses the related impact of this line of business on the earnings of the Company.

                            Line of Business Results

                                                                                                     Discontinued
                                                                   Continuing Operations              Operations
                                                            Commercial   Corporate/                    Mortgage     Consolidated
                                                              Banking      Other*         Total       Banking (1)     BancGroup
                                                             --------     --------       -------      -----------     ---------
                                                                                 (Dollars in thousands)
       Year Ended December 31, 2000
       Net interest income ................................  $407,343     $ (7,021)      $400,322                     $400,322
       Provision for loan losses ..........................    29,775           --         29,775                       29,775
       Noninterest income .................................    77,849           36         77,885                       77,885
       Amortization and depreciation ......................    31,483         (418)        31,065                       31,065
       Noninterest expense ................................   223,325        4,301        227,626                      227,626
                                                             --------     --------       --------       --------      --------
       Income from continuing operations before
         income taxes .....................................   200,609      (10,868)       189,741                      189,741
       Income taxes .......................................    72,420       (2,864)        69,556                       69,556
                                                             --------     --------       --------       --------      --------
       Income from continuing operations ..................   128,189       (8,004)       120,185                      120,185
       Income (loss) from discontinued operations and
         Loss on disposal (net of taxes) ..................        --           --             --         (5,065)       (5,065)
                                                             --------     --------       --------       --------      --------
                 Net Income (loss) ........................  $128,189     $ (8,004)      $120,185       $ (5,065)     $115,120
                                                             ========     ========       ========       ========      ========

       Year Ended December 31, 1999
       Net interest income ................................  $388,412     $ (7,265)      $381,147                     $381,147
       Provision for loan losses ..........................    29,177           --         29,177                       29,177
       Noninterest income .................................    75,128          213         75,341                       75,341
       Amortization and depreciation ......................    27,928         (408)        27,520                       27,520
       Noninterest expense ................................   209,041        3,354        212,395                      212,395
                                                             --------     --------       --------       --------      --------
       Income from continuing operations before
         income taxes .....................................   197,394       (9,998)       187,396                      187,396
       Income taxes .......................................    73,041       (3,681)        69,360                       69,360
                                                             --------     --------       --------       --------      --------
       Income from continuing operations ..................   124,353       (6,317)       118,036                      118,036
       Income (loss) from discontinued operations (net of
           taxes)..........................................        --           --             --          3,527         3,527
                                                             --------     --------       --------       --------      --------
                 Net Income (loss) ........................  $124,353     $ (6,317)      $118,036       $  3,527      $121,563
                                                             ========     ========       ========       ========      ========

       Year Ended December 31, 1998
       Net interest income ................................  $343,460     $ (6,769)      $336,691                     $336,691
       Provision for loan losses ..........................    27,511           --         27,511                       27,511
       Noninterest income .................................    61,346       (1,103)        60,243                       60,243
       Amortization and depreciation ......................    25,414         (283)        25,131                       25,131
       Noninterest expense ................................   236,475        2,451        238,926                      238,926
                                                             --------     --------       --------       --------      --------
       Income from continuing operations before
         income taxes .....................................   115,406      (10,040)       105,366                      105,366
       Income taxes .......................................    41,497       (2,970)        38,527                       38,527
                                                             --------     --------       --------       --------      --------
       Income from continuing operations ..................    73,909       (7,070)        66,839                       66,839
       Income (loss) from discontinued operations (net of
           taxes)..........................................        --           --             --        (10,448)      (10,448)
                                                             --------     --------       --------       --------      --------
                Net Income (loss) .........................  $ 73,909     $ (7,070)      $ 66,839       $(10,448)     $ 56,391
                                                             ========     ========       ========       ========      ========

___________

     * Includes elimination of certain intercompany transactions.
(1) In December 2000, the Company exited the mortgage servicing business. The financial results for this line of business have been separately reported as Discontinued Operations in all periods presented.

     The most significant factors affecting income for 2000, 1999 and 1998 are highlighted below and discussed in greater detail in subsequent sections. All results discussed are in reference to continuing operations, unless otherwise noted.

 .    An increase of 9.5% in average earning assets in 2000. This follows an increase of 16.0% in 1999 and 22.1% in 1998.

 .   In 2000, the Company exited the mortgage servicing business. The financial results for this line of business have been separately reported as Discontinued Operations.

 .   Net interest margin decreased to 3.76% in 2000 from 3.98% in 1999.

 .   An increase of $12.7 million (20%) and $4.9 million (8%) in noninterest income in 2000 and 1999, respectively, (excluding gain on sale of certain branches and other one time miscellaneous income from 1999).

 .   Internal loan growth of 15.0% from December 31, 1999 to December 31, 2000, following an increase of 16.0% from December 31, 1998 to December 31, 1999.

 .   Maintenance of high asset quality and reserve coverage ratios. Net charge-offs were $18.7 million or 0.21% of average net loans in 2000 and $17.2 million or 0.22% of average net loans in 1999.

 .   Noninterest expense, excluding acquisition and restructuring costs, and Y2K expenses, is 2.23% of average assets in 2000 compared to 2.21% in 1999. Noninterest expense for 1998 included $37.0 million in impairment of mortgage servicing rights.

 .   Completion of the sale of the Dalton, Georgia branches and five supermarket branches resulting in an after-tax gain of $4.4 million in 1999.

Net Interest Income

    Net interest income is the difference between interest and fees earned on loans, securities and other interest earning assets (interest income) and interest paid on deposits and borrowed funds (interest expense). Three-year comparisons of net interest income in dollars and the yields on a tax equivalent basis are reflected on the following schedule. This schedule is presented on a consolidated basis, which includes the mortgage operations. The net yield on interest-earning assets was 3.76% in 2000 compared to 3.98% in 1999 and 4.18% in 1998. Over this period net interest income on a tax-equivalent basis increased to $403 million for 2000 from $390 million for 1999 and $353 million for 1998. The principal factors affecting the Company's yields and net interest income are discussed on the following pages.

Levels of Interest Rates

    In mid 1998, the Federal Reserve began raising their target for the fed funds rate from 4.75% to 6.50% up a total of 175 basis points by May 2000. The average fed funds rate target for 2000 was 6.37%, 116 basis points above the 1999 average of 5.21%. This large and rapid increase in market rates contributed to the decline in BancGroup's net interest margin. The funding mix also contributed to the decline, as deposit growth was concentrated in higher cost CD's and a new higher rate money market account launched in early 2000. These changes in funding mix were primarily the result of competitive pressure and the customers' desire for higher rate deposits in each of the Company's markets. Additionally short term and therefore rate sensitive borrowings rose $228 million. Altogether the rate on interest bearing liabilities rose 77 basis points from 4.71% in 1999 to 5.48% in 2000. The yield on earning assets was not able to keep pace rising just 49 basis points from 8.11% in 1999 to 8.60% in 2000. Additionally, we estimate that BancGroup's exit from the mortgage servicing business accounted for 1 basis point of the decline in margin. This is due to the average decline for 2000 of $327 million in mortgage loans held for sale, the $98 million in mortgage servicing rights and the $127 million in non-interest bearing custodial deposits.

    The outlook for rates in 2001 is much different. The economy appears to have slowed dramatically and the Federal Reserve has reacted quickly with two 50 basis points declines in their target fed funds rate in January 2001 alone. The market has expectations for additional declines as well. As discussed in the Liquidity and Interest Rate Sensitivity section, BancGroup's net interest income and margin should benefit from the rate decline in 2001.

 .   Growth in Earning Assets

         One of the most significant factors in the Company's increase in income has been the 9.5%, 16.0% and 22.1% increase in average interest-earning assets in 2000, 1999, and 1998, respectively. In addition, and equally significant, average net loans increased $1.3 billion (16.2%) from December 31, 1999 to December 31, 2000. Earning assets as a percentage of total average assets were

92.5%, 90.8% and 90.3% in 2000, 1999 and 1998 respectively. However, the impact on net interest income from the growth in average loans was over shadowed by the compression in the net interest margin as previously discussed.

 .   Mortgage Loans Held for Sale

          Mortgage loans held for sale represent single family residential mortgage loans originated or acquired then packaged and sold. The level and direction of long-term interest rates have a dramatic impact on the volume of mortgage loan originations from new construction and refinancings. In October 1999, the Company sold the wholesale production unit of the mortgage banking division. As a result of decreased activity due to the aforementioned sale and increasing mortgage interest rates, average mortgage loans held for sale decreased to $14.7 million in 2000 from $341.7 million in 1999 and $407.7 million in 1998. Also as a result of the sale of the wholesale production unit, the Company has entered into a third party correspondent relationship for the sale of its retail production of fixed rate mortgage loans, which substantially eliminates the need to hedge interest rate risk associated with new production.

 .   Loan Mix

          At December 31, 2000, the Company's mix of loans reflected an increase in construction loans and commercial real estate loans to 17.6% and 33.3% of the total portfolio from 17.1% and 30.2%, respectively, at December 31, 1999. Residential real estate loans decreased to 28.0% of the total portfolio at December 31, 2000, from 31.6% at December 31, 1999. The increase in the construction and commercial real estate loans is primarily the result of loan growth in the Georgia, Florida, Nevada and Texas regions. The residential real estate loans are predominantly adjustable rate first mortgages that have a low level of credit risk and accordingly have lower yields than other types of loans.

 .   Noninterest earning assets

          The decline in average noninterest-earning assets of $128 million from 1999 to 2000 is primarily due to the sale of the mortgage servicing rights as a result of the Company's exit from that line of business and more efficient cash management. Average cash balances declined by $27 million in 2000 and $18 million in 1999, as a result of specific programs aimed at improving the Company's cash management efficiency.

 .   Cost of Funds

          The average cost of funds increased to 5.48% in 2000, compared to 4.71% in 1999 and 4.93% in 1998. The higher average cost of funds is primarily the result of the previously discussed increase in interest rates that began July 1999 and continued into 2000. BancGroup funds loans primarily with customer deposits. Competitive pressures on new time deposits and variable interest deposits remained strong. Due to these pressures, the Company's funding mix has shifted during the past two years to a higher concentration of borrowings, primarily through credit facilities with the Federal Home Loan Bank. The percentage of average total borrowings to total funding sources is 23% for 2000 and 1999 and 19% for 1998. These borrowings are an excellent funding source since they are at rates lower than or comparable to what the market rates are for new time deposit funds. In addition to these sources, the Company has initiated strategies to increase deposits through its retail branch network. As discussed under Liquidity and Interest Sensitivity, BancGroup's management considers these sources of funds to be adequate to fund future loan growth.

 .   Noninterest-Bearing Deposits

         Noninterest-bearing deposits decreased by $124 million from 1999 to 2000 as a result of the transfer of custodial deposits linked to the mortgage servicing rights sold during late 1999 and 2000 as part of the Company's decision to exit the mortgage servicing business.

Average Volume and Rates

                                                        2000                           1999                          1998
                                         ------------------------------- ----------------------------- -----------------------------
                                           Average              Average    Average             Average  Average              Average
(In thousands)                              Volume    Interest   Rate      Volume    Interest   Rate     Volume    Interest   Rate
- ------------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Interest-earning assets:
Loans, net of unearned
  income(1) ............................ $  9,030,529 $ 807,541   8.94%  $ 7,771,884 $ 663,619   8.54% $6,561,770  $585,927   8.93%
Mortgage loans held for sale ...........       14,711     1,168   7.94%      341,692    25,229   7.38%    407,672    29,585   7.26%
Investment securities and
  securities available for sale:
    Taxable ............................    1,443,077    95,540   6.62%    1,438,193    89,814   6.24%  1,158,131    74,165   6.40%
    Nontaxable(2) ......................      110,639     8,221   7.43%       92,335     6,729   7.29%     93,721     6,981   7.45%
    Equity securities ..................       77,960     5,647   7.24%       83,709     5,670   6.77%     88,920     4,775   5.37%
                                         ------------ ---------          ----------- ---------         ----------  --------
        Total securities ...............    1,631,676   109,408   6.71%    1,614,237   102,213   6.33%  1,340,772    85,921   6.41%
Federal funds sold and
  securities purchased
  under resale agreements
  and other short-term investments .....       46,887     3,657   7.80%       65,711     3,252   4.95%    132,306     7,039   5.32%
                                         ------------ ---------          ----------- ---------         ----------  --------
Total interest-earning assets ..........   10,723,803   921,774   8.60%    9,793,524   794,313   8.11%  8,442,520   708,472   8.39%
                                         ------------ ---------          ----------- ---------         ----------  --------
Allowance for loan losses ..............     (104,824)                       (91,783)                     (78,016)
Cash and due from banks ................      292,287                        319,290                      336,996
Premises and equipment, net ............      196,211                        194,317                      180,336
Other assets ...........................      483,691                        573,343                      465,565
                                         ------------                    -----------                   ----------
Total Assets ........................... $ 11,591,168                    $10,788,691                   $9,347,401
                                         ============                    ===========                   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
  Interest-bearing demand deposits ..... $  1,737,129 $  59,785   3.44%  $ 1,619,018 $  44,345   2.74% $1,520,557  $ 45,229   2.97%
  Savings deposits .....................      515,728    17,329   3.36%      582,402    17,668   3.03%    541,386    17,179   3.17%
  Time deposits ........................    4,705,950   282,346   6.00%    4,128,030   217,153   5.26%  3,498,225   198,858   5.68%
  Short-term borrowings ................    1,534,283    97,002   6.32%    1,306,255    66,765   5.11%  1,008,139    55,171   5.47%
  Long-term debt .......................      972,426    62,259   6.40%      954,848    58,545   6.13%    647,148    39,324   6.08%
                                         ------------ ---------          ----------- ---------         ----------  --------
  Total interest-bearing liabilities ...    9,465,516   518,721   5.48%    8,590,553   404,476   4.71%  7,215,455   355,761   4.93%
                                         ------------ ---------          ----------- ---------         ----------  --------
  Noninterest-bearing demand deposits ..    1,293,545                      1,417,964                    1,319,653
  Other liabilities ....................      104,612                         91,700                      156,989
                                         ------------                    -----------                   ----------
  Total liabilities ....................   10,863,673                     10,100,217                    8,692,097
  Shareholders' equity .................      727,495                        688,474                      655,304
                                         ------------                    -----------                   ----------
Total Liabilities and
  shareholders' equity ................. $ 11,591,168                    $10,788,691                   $9,347,401
                                         ============                    ===========                   ==========

Rate differential ......................                          3.12%                          3.40%                        3.46%
Net interest income and
  net yield on interest-earning
  assets(3) ............................              $ 403,053   3.76%              $ 389,837   3.98%             $352,711   4.18%
                                                      =========                      =========                     ========

__________

(1) Loans classified as nonaccruing are included in the average volume calculation. Interest earned and average rates on non-taxable loans are reflected on a tax equivalent basis. This interest is included in the total interest earned for loans. Tax equivalent interest earned is actual interest earned times 145%.

(2) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is actual interest earned times 145%. Tax equivalent average rate is tax equivalent interest earned divided by average volume.

(3)  Net interest income divided by average total interest-earning assets.

An Analysis of Interest Increases (Decreases)

                                                    2000 Change From 1999                   1999 Change From 1998
                                               -------------------------------         -------------------------------
                                                            Attributed To (1)                        Attributed To (1)
                                                Amount      Volume      Rate            Amount      Volume      Rate
                                               --------    --------   --------         --------    --------   --------
              (In thousands)
- ---------------------------------------------
Interest income:
Taxable securities ..........................  $  5,726   $     306   $  5,420         $ 15,649    $ 17,531   $ (1,882)
Nontaxable securities(2) ....................     1,492       1,358        134             (252)       (102)      (150)
Equity securities ...........................       (23)       (402)       379              895        (293)     1,188
                                               --------    --------   --------         --------    --------   --------
Total securities ............................     7,195       1,262      5,933           16,292      17,136       (844)
Total loans (net of unearned Income) ........   143,922     111,404     32,518           77,692     104,235    (26,543)
Mortgage loans held for sale ................   (24,061)    (25,828)     1,767           (4,356)     (4,864)       508
Federal funds sold and Securities
  purchased under resale agreements and
  other short-term investments ..............       405      (1,110)     1,515           (3,787)     (3,317)      (470)
                                               --------    --------   --------         --------    --------   --------
        Total ...............................   127,461      85,728     41,733           85,841     113,190    (27,349)
                                               --------    --------   --------         --------    --------   --------
Interest expense:
Interest-bearing demand
Deposits ....................................    15,440       3,419     12,021             (884)      2,824     (3,708)
Savings deposits ............................      (339)     (2,135)     1,796              489       1,265       (776)
Time deposits ...............................    65,193      32,533     32,660           18,295      33,914    (15,619)
Short-term borrowings .......................    30,237      12,827     17,410           11,594      15,311     (3,717)
Long-term debt ..............................     3,714       1,092      2,622           19,221      18,941        280
                                               --------    --------   --------         --------    --------   --------
        Total ...............................   114,245      47,736     66,509           48,715      72,255    (23,540)
                                               --------    --------   --------         --------    --------   --------
        Net interest income .................  $ 13,216    $ 37,992   $(24,776)        $ 37,126    $ 40,935   $ (3,809)
                                               ========    ========   ========         ========    ========   ========

__________

(1) Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate. Rate Change = change in rate times old volume. The Rate/Volume change = change in volume times change in rate, and it is allocated between Volume Change and Rate Change at the ratio that the absolute value of each of those components bear to the absolute value of their total.

(2) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. Tax equivalent average rate is: tax equivalent interest earned divided by average volume.

Noninterest Income

     One of BancGroup's primary strategies has been to expand its noninterest income. The Company continues to emphasize growth in wealth management services, international banking, electronic banking services and cash management services. These services provide a broader base of revenue generation capabilities. Noninterest income increased $2.5 million or 3% from 1999 to 2000 and $15.0 million or 25% from 1998 to 1999. Noninterest income from continued operations excluding nonrecurring income from the gain on sale of certain branches and other miscellaneous items increased 20% in 2000 and 8% in 1999.

                                                                                                    Increase (Decrease)
                                                                                            ----------------------------------
                                                                                              2000              1999
                                                                 Years Ended December 31,   Compared          Compared
                                                             -----------------------------
                                                               2000      1999       1998     to 1999     %     to 1998     %
                                                             --------  --------   --------  ---------  -----  ---------  -----
                                                                                        (In thousands)
     Noninterest income (from continuing operations):
       Service charges on deposit accounts ................    38,596    39,305     38,024       (709)   (2)     1,281       3
       Other charges, fees, and commissions ...............    12,198     8,434      7,634      3,764    45        800      10
       Other income .......................................    26,383    26,332     13,358         51     -     12,974      97
                                                             --------  --------   --------  ---------         --------
     Subtotal .............................................    77,177    74,071     59,016      3,106     4     15,055      26
       Other noninterest income items:
       Securities gains, net ..............................       538       497      1,449         41             (952)
       Gain (loss) on disposal of other
          real estate and repossessions ...................       170       773       (222)      (603)             995
                                                             --------  --------   --------  ---------         --------
               Total noninterest income ...................  $ 77,885  $ 75,341   $ 60,243  $   2,544    3%   $ 15,098      25%
                                                             ========  ========   ========  =========         ========

     Noninterest income from deposit accounts is significantly affected by competitive pricing on these services and the volume of noninterest-bearing accounts. Average noninterest bearing retail deposits remained flat in 2000 while service charges declined 2%.

Competitive pressures and increasing rates resulting in a shift to other deposit products are the primary reason for the decline in service charges in 2000. The increase in 1999 of 3% is primarily the result of increases in volume, increases in service fee rates, and the acquisitions completed in 1998.

     Other income of $10 million was recorded in 1999 as a result of gains on the sales of the five supermarket branches and the Company's Dalton, Georgia branches as well as other one-time miscellaneous income. Excluding these one time gain items from 1999, other income increased $10.2 million or 63% in 2000 and $2.8 million or 21% in 1999. The increase in other service charges and fees and other income are primarily the result of additional fees generated by wealth management, electronic banking, and international banking services.

     Income from wealth management services was $8.2 million in 2000 as compared to $5.5 million in 1999, a 48% increase. Wealth management services include asset management, investment sales, trust services and annuity sales. Electronic banking fees which include ATM surcharges and check card fees has increased by $984,000 or 21% in 2000 as compared to 1999. The international banking department located in the Miami region generated $1.6 million of income in 2000 compared to $1.4 million in 1999, an 18% increase.

     As shown in the table above, securities gains in each of the three years were $538,000, $497,000 and $1,449,000, respectively. While a substantial portion of the securities portfolio is considered available for sale, BancGroup currently intends to hold substantially its entire securities portfolio for investment purposes.

Noninterest Expense

     Noninterest expense to average assets was 2.23%, 2.21%, and 2.55% in 2000, 1999, and 1998, respectively (from continuing operations excluding acquisition and restructuring costs, and Y2K expenses.)

     The Company completed the conversion of banks acquired in Texas in the first quarter of 2000, and conversions of banks acquired in Nevada in the second quarter of 2000. The Company completed the sale of five supermarket branches in the first quarter of 1999, closed several unprofitable branches in the second quarter of 1999, completed the sale of its Dalton, Georgia branches in the third quarter of 1999 and sold the wholesale mortgage production unit in the fourth quarter of 1999. In July 2000, the Company announced definitive plans to exit the mortgage servicing business. As of December 31, 2000 all sales of servicing rights and transfers of underlying loans were completed. As a result of the sale, the 13 retail mortgage offices were merged into the regional bank structure of Colonial Bank. The expenses related to discontinued operations are not reflected in the following table. Each of these initiatives resulted in a reduction in operating expenses after its completion.

                                                                                                  Increase (Decrease)
                                                                                        --------------------------------------
                                                                                          2000                   1999
                                                          Years Ended December 31,      Compared               Compared
                                                      -------------------------------
                                                        2000       1999        1998      to 1999      %        to 1998     %
                                                      --------   --------    --------   ---------   -----     ---------  -----
                                                                                         (In thousands)
        Noninterest expense (From continuing
         operations):
          Salaries and employee benefits ...........  $129,254   $117,815    $116,137   $  11,439      10%    $   1,678      1%
          Occupancy expense, net ...................    31,572     29,484      30,371       2,088       7          (887)    (3)
          Furniture and equipment expenses .........    29,493     25,633      22,881       3,860      15         2,752     12
          Amortization of intangible assets ........     5,226      5,241       4,927         (15)     --           314      6
          Acquisition and restructuring
            expense ................................        --      1,307      21,535      (1,307)   (100)      (20,228)   (94)
          Y2K expense ..............................        --        560       4,617        (560)   (100)       (4,057)   (88)
          FDIC and state assessments ...............     2,005      1,677       2,259         328      20          (582)   (26)
          Advertising and public relations .........     7,908      7,863       9,226          45       1        (1,363)   (15)
          Stationery, printing and supplies ........     4,974      5,730       5,982        (756)    (13)         (252)    (4)
          Telephone ................................     6,554      6,221       5,701         333       5           520      9
          Legal fees ...............................     4,707      4,634       5,360          73       2          (726)   (14)
          Postage and courier ......................     6,867      6,795       6,058          72       1           737     12
          Insurance ................................     1,451      1,507       1,616         (56)     (4)         (109)    (7)
          Professional services ....................     6,309      7,058       9,796        (749)    (11)       (2,738)   (28)
          Travel ...................................     3,575      3,636       4,722         (61)     (2)       (1,086)   (23)
          Other ....................................    18,796     14,754      12,869       4,042      27         1,885     15
                                                      --------   --------    --------   ---------   -----     ---------  -----
                 Total noninterest expense .........  $258,691   $239,915    $264,057   $  18,776       8%    $ (24,142)    (9)%
                                                      ========   ========    ========   =========   =====     =========  =====

        Noninterest expense from
        continuing operations excluding,
        acquisition, restructuring and
        Y2K expenses to average assets .............      2.23%      2.21%       2.55%

     Salaries and benefits increased by $11.4 million in 2000 and $1.7 million in 1999. The increase in 2000 is due to normal salary rate increases and increases in commissions and incentives. The Company implemented a branch incentive program in 2000 in an effort to create a more "sales" and "team oriented" approach to servicing customers. The increase in 1999 is primarily due to normal salary rate increases offset by a reduction in personnel resulting from branch sales and closings. As discussed in Note 1 to BancGroup's Consolidated Financial Statements, BancGroup defers certain salary and benefit costs associated with loan originations and amortizes these costs as yield adjustments over the life of the related loans.

     Net occupancy expense increases are primarily due to new branch construction, improvements to existing branch locations and the relocation of certain branches and regional headquarters for better market presence. Furniture and equipment expense increases are due to the previously mentioned branch initiatives as well as improvements to the Company's computer and communications technology. These improvements give the Company the ability to expand its customer base and continue to improve customer service and back-office efficiencies. In 1999 these increases were offset by reductions in costs related to the sale of certain branches.

     A waiver of the state assessment in the first and second quarters of 1999 caused the decrease in the FDIC and state assessments in 1999 of $582,000. Decreases in supplies are primarily due to operating efficiencies gained through technological advancements specifically related to the imaging of internal reports. The decrease in 2000 of professional services and travel and the remaining decreases in 1999 are primarily the result of the completion of the conversion process in 2000 and 1999 of two and seven acquired banks, respectively. The increases in other expenses are due to normal expenses resulting from the Company's growth.

Acquisition Expense and Restructuring Charges

     The results for 2000 and 1999, reflect the continued implementation of the Company's plan to de-emphasize acquisitions, complete system conversions, streamline operations and eliminate less profitable operations. As a result of this focus, the Company recognized acquisition and conversion related expenses of $0, $1.3 million, and $12.5 million for the years ended December 31, 2000, 1999, and 1998, respectively. These expenses related primarily to transaction costs such as legal and accounting fees and incremental charges related to the integration of acquired banks, such as system conversion (including contract buy-outs and write-offs of equipment) and employee severance. As of December 31, 2000, two lease obligations remain outstanding from the Florida Region restructuring. These lease obligations will expire in mid 2001.

Year 2000 Disclosure

     BancGroup aggressively addressed the challenges that Year 2000 presented to its operations. The transition into Year 2000 went according to plan with all functions doing business as usual.

     BancGroup incurred expenditures of approximately $12,500,000 in expenditures on the Year 2000 project, with $0 in 2000, $1,076,000 during 1999, and $11,000,000 in 1998. Year 2000 project costs of approximately $560,000 were expensed during 1999 while $4,617,000 was expensed during 1998.

Income Taxes

     The provision for income taxes is as follows:

                                                         2000          1999          1998
                                                         ----          ----          ----
               Continuing operations ...........      $  69,556    $  69,360     $  38,527
               Discontinued operations .........         (3,066)       2,134        (6,384)
                                                      ---------    ---------     ---------
                   Total .......................      $  66,490    $  71,494     $  32,143

     BancGroup is subject to federal and state taxes at combined rates of approximately 36.5% for regular tax purposes and 23% for alternative minimum tax purposes. These rates are reduced or increased for certain nontaxable income or nondeductible expenses, primarily consisting of tax exempt interest income, partially taxable dividend income, nondeductible amortization of goodwill, and certain nondeductible acquisition expenses.

Discontinued Operations

    In July 2000, BancGroup announced its definitive plans to exit the mortgage servicing business. BancGroup recorded a loss on disposal of the discontinued operations of $4.3 million after tax. The results of the mortgage servicing business have been classified as discontinued operations.

    The effects of this decision are the elimination of risk associated with mortgage servicing rights and the related volatility in earnings. It also allows the Company to reallocate approximately $40 million of capital for more profitable purposes.

REVIEW OF FINANCIAL CONDITION

Overview

    Changes in ending asset balances of the company's segments and changes in selected components of the Company's balance sheet from December 31, 1999 to December 31, 2000 are as follows:

                                                                            Increase    (Decrease)
                                                                             Amount         %
                                                                          -----------    --------
                                                                                (In thousands)
        Assets:
          Commercial Banking ..........................................   $ 1,207,950      11.2 %
          Mortgage Banking(1) .........................................      (306,360)    (89.7)
          Corporate/Other(2) ..........................................           208       1.7
                                                                          -----------
        Total Assets                                                      $   901,798       8.1 %
                                                                          ===========
        Other Balance Sheet Components:
          Securities available for sale and investment securities .....   $   (57,390)     (3.6)%
          Mortgage loans held for sale ................................       (23,284)    (70.2)
          Loans, net of unearned income ...............................     1,223,729      14.5
          Mortgage servicing rights (1) ...............................      (238,405)   (100.0)
          Deposits ....................................................       183,039       2.2
          Short-term borrowings .......................................       703,709      58.9
          Long-term debt ..............................................       (48,824)     (5.4)

- ----------

(1) The mortgage banking segment was discontinued in 2000.
(2) Includes eliminations of certain intercompany transactions.

    Management continually monitors the financial condition of BancGroup in order to protect depositors, increase shareholder value and protect current and future earnings. The most significant factors affecting BancGroup's financial condition from 1999 through 2000 have been:

 .   Internal loan growth of 15.0% in 2000 following 16.0% growth in 1999.

 .   Loan mix changed to reflect a decrease in residential real estate loans to
    28.0% of the total loan portfolio from 31.6% in 1999.

 .   Maintenance of high asset quality and reserve coverage of nonperforming assets. Nonperforming assets were 0.53% and 0.54% of related assets at December 31, 2000 and 1999, respectively. Net charge-offs were 0.21% of average loans during 2000 and 0.22% in 1999. The allowance for loan losses was 1.14% of loans at December 31, 2000, providing a 258% coverage of nonperforming loans (nonaccrual and renegotiated).

 .   A loan to deposit ratio of 115.4% and 103.1% at December 31, 2000 and 1999, respectively. Federal Home Loan Bank borrowings, correspondent fed funds lines and brokered CD's continue to be a source of funding allowing the Company funding flexibility.

 .   Decrease of $23 million in mortgage loans held for sale during 2000 due primarily to the sale of the wholesale mortgage production unit in October 1999 as well as a decrease in refinancing activities.

 .   The exiting of the mortgage servicing business through the sales of servicing rights and transfers of the underlying loans resulting in no mortgage servicing rights at December 31, 2000 compared to $238 million at December 31, 1999. This initiative also resulted in the transfer of $220 million in noninterest-bearing custodial deposits.

 .    Issuance of $100 million 8% subordinated notes in 1999 which qualifies as
     Tier II Capital.

 .    Repurchase of 3,382,200 shares of the Company's common stock.

 .    These items, as well as a more detailed analysis of BancGroup's financial condition, are discussed in the following sections.

Loans

     Growth in loans and maintenance of a high quality loan portfolio are the principal ingredients for improved earnings. Management's emphasis, within all of BancGroup's banking regions, is on loan growth in accordance with local market demands and in reliance upon the lending experience and expertise in the regional banks. Management believes that its strategy of meeting local demands and utilizing local lending expertise has proved successful. This success is evident in internal loan growth of 15.0% in 2000, 16.0% in 1999, 15.1% in 1998 and 9.8% in 1997, excluding acquisitions. Internal loan growth continues to be a major factor in BancGroup's increasing earnings. This local customer relationship responsibility combined with independent oversight of credit decisions and conservative underwriting standards are key to the maintenance of the Company's high asset quality.

     Management believes that any existing concentrations of loans, whether geographically, by industry, or by borrower, do not expose BancGroup to unacceptable levels of risk. The current concentration of loans remains diverse in location, size, and collateral function. These differences, in addition to our emphasis on quality underwriting, serve to reduce the risk of losses.

     BancGroup has a significant concentration of commercial real estate and construction loans representing 33.3% and 17.6% of total loans, respectively. BancGroup's commercial real estate and construction loans are spread geographically throughout Alabama and Florida and other areas including metropolitan Atlanta, Georgia, Dallas, Texas and Reno and Las Vegas, Nevada with no more than 18% of these loans in any one geographic region. The Alabama economy experiences a generally slow but steady rate of growth, while Georgia, Florida, Texas and Nevada are experiencing higher rates of growth. Real estate in BancGroup's lending areas has not experienced significantly inflated values due to excessive speculation or inflationary pressures. The collateral held in the commercial real estate and construction portfolios consists of various property types with no one property type constituting a concentration. For BancGroup, these property types are primarily multi-family housing, hotels, office buildings, warehouses, shopping centers, amusement/recreational facilities, one-to-four family residential housing developments, and health service facilities. BancGroup has diversified its portfolio of commercial real estate loans with less than 10% of its loan portfolio concentrated in any of the previously mentioned in producing activities. Risk is further reduced by the relatively small average loan size and the application of conservative underwriting guidelines. BancGroup's commercial real estate and construction loans continue to perform at acceptable levels. Net charge-offs to average loans for the commercial real estate portfolio were .09% and 0.11% for 2000 and 1999, respectively. Net charge-offs to average loans for the construction portfolio were .03% and .10% for 2000 and 1999, respectively.

     BancGroup also continues to have a significant concentration of residential real estate loans as they represent 28.0% of total loans. Substantially all of these loans are adjustable rate first mortgages on single-family, owner-occupied properties, and therefore, have minimal credit risk and lower interest rate sensitivity. A portion of these loans was acquired through bank acquisitions. BancGroup has a history of successfully lending in the residential real estate market and its quality ratios remain favorable in this portfolio segment.

     Loans classified as commercial, financial, and agricultural, representing 13.1% of total loans, consist of secured and unsecured credit lines and equipment loans for various industrial, agricultural, commercial, financial retail, or service businesses. The risk associated with loans in the category are generally related to earnings capacity of, and the cash flows generated from, the individual business activities of the borrowers.

     Consumer loans, representing 2.9% of total loans, are loans to individuals for various purposes. Automobile loans and unsecured loans makeup the majority of these loans. The principle source of repayment is the earning capacity of the individual borrower, as well as the value of the collateral for secured loans.

     BancGroup's international banking department, located in the Miami region, engages in confirming letters of credit, primarily with top-tier banks in Latin America. Loans outstanding to Latin American banks at December 2000 totaled approximately $125 million. However, due to the immaterial balance of these loans in relation to total loans, these amounts will not be reported separately.

     BancGroup established a mortgage warehouse lending department in the third quarter of 1998. This department provides lines of credit collateralized by residential mortgage loans to top tier mortgage companies predominantly in the Southeast. Loans outstanding at December 31, 2000 and 1999 were $377 million and $173 million, respectively, with unfunded commitments of $213 million and $257 million at December 31, 2000 and 1999, respectively. These loans are categorized as other loans in the following schedule.

     BancGroup does not have a syndicated lending department; however, the Company has fourteen credits with commitments (funded and unfunded) of $193 million that fall within the bank regulatory definition of a "Shared National Credit" (generally defined as a total loan commitment in excess of $20 million that is shared by three or more lenders). The largest outstanding amount to any single borrower is under $30 million, with the smallest credit being approximately $190,000.

     Although by definition these are considered Shared National Credits, BancGroup's loan officers have established long-term relationships with each of these borrowers. These commitments are comprised of the following:

 .  51% - commercial real estate projects located within existing markets
 .  16% - international credits which are comprised of unfunded short-term commitments to tier one correspondent banks
 .  18% - mortgage warehouse lines to two large institutions (the mortgage warehouse lending department conducts its own audits of these borrowers)
 . 15% - operating facilities to two large national corporations headquartered in the Florida markets

    BancGroup participates heavily in the management of each of the 14 relationships. Management believes that these are sound participations involving credits that fit within Colonial's lending philosophy and meet it's conservative underwriting guidelines. Furthermore, none of these credits was adversely classified in the last federal bank regulatory examination of "Shared National Credits," and these loans are currently in full compliance with all terms and agreements.

     As discussed more fully in subsequent sections, management has established policies and procedures to ensure maintenance of adequate liquidity and liquidity sources. BancGroup has arranged funding sources in addition to customer deposits that provide the company the capability to exceed a 100% loan to deposit ratio and maintain adequate liquidity.

                             Gross Loans by Category

                                                                      December 31,
                                              -----------------------------------------------------------
                                                 2000         1999        1998        1997         1996
                                              ----------  ----------  ----------  -----------  ----------
                                                                    (In thousands)
   Commercial, financial and agricultural ..  $1,264,281  $1,171,157  $1,049,397  $   839,944  $  701,301
   Real estate-- commercial ................   3,208,911   2,543,532   2,300,483    1,945,768   1,309,422
   Real estate-- construction ..............   1,700,281   1,435,783   1,273,751    1,111,868     642,450
   Real estate-- residential ...............   2,697,934   2,658,922   2,149,456    1,746,357   1,951,872
   Installment and consumer ................     278,739     306,593     275,015      253,796     196,168
   Other ...................................     493,156     303,648     189,122      145,026     102,988
                                              ----------  ----------  ----------  -----------  ----------
             Total loans ...................  $9,643,302  $8,419,635  $7,237,224  $ 6,042,759  $4,904,201
                                              ==========  ==========  ==========  ===========  ==========

Allocation of Allowance for Loan Losses

     Allocations of the allowance for loan losses are made on an individual loan basis for all identified potential problem loans with a percentage allocation for the remaining portfolio. The allocation of the remaining allowance represents an approximation of the reserves for each category of loans based on management's evaluation of the respective historical charge-off experience and risk within each loan type.

              Allocation of the Allowance for Loan Losses

                                                                            December 31,
                               ---------------------------------------------------------------------------------------------------
                                  2000                     1999                1998                 1997               1996
                               ------------------- ------------------- ------------------- ------------------- -------------------

                                        Percent of          Percent of          Percent of          Percent of          Percent of
                                         Loans to            Loans to            Loans to            Loans to            Loans to
                                           Total               Total              Total                Total               Total
                                Amount     Loans    Amount     Loans    Amount    Loans     Amount     Loans    Amount     Loans
                               -------- ---------- -------- ---------- -------- ---------- -------- ---------- -------- ----------
                                                                          (In thousands)
Balance at end of period
  Applicable to:
  Commercial, financial,
   and agricultural..........  $ 28,411     13.1%  $ 23,629      13.9% $ 19,357      14.5% $ 14,134      13.9% $ 13,044      14.3%
  Real estate commercial.....    45,017     33.3%    35,961      30.2%   30,998      31.8%   26,361      32.2%   20,031      26.7%
  Real estate construction...    16,089     17.6%    17,096      17.1%   14,775      17.6%   13,913      18.4%   10,923      13.1%
  Real estate residential....    13,705     28.0%    13,577      31.6%   12,659      29.7%   12,202      28.9%   11,484      39.8%
  Installment and consumer...     3,021      2.9%     4,091       3.6%    4,979       3.8%    5,110       4.2%    4,692       4.0%
  Other......................     3,812      5.1%     4,673       3.6%    2,311       2.6%    1,327       2.4%    2,145       2.1%
                               --------    -----   --------     -----  --------     -----  --------     -----  --------     -----
    Total....................  $110,055    100.0%  $ 99,027     100.0% $ 85,079     100.0% $ 73,047     100.0% $ 62,319     100.0%
                               ========    =====   ========     =====  ========     =====  ========     =====  ========     =====

Loan Maturity/Rate Sensitivity

     As discussed in a subsequent section, BancGroup seeks to maintain adequate liquidity and minimize exposure to interest rate volatility. The goals of BancGroup with respect to loan maturities and rate sensitivity continue to focus on shorter-term maturities and floating or adjustable rate loans. At December 31, 2000, approximately 50.1% of loans were floating rate loans.

     Contractual maturities may vary significantly from actual maturities due to loan extensions, early payoffs due to refinancing and other factors. Fluctuations in interest rates are also a major factor in early loan pay-offs. The uncertainties of future events, particularly with respect to interest rates, make it difficult to predict the actual maturities. The following table represents the contractual maturity at December 31, 2000.

                         Loan Maturity/Rate Sensitivity

                                                                 December 31, 2000
                               ------------------------------------------------------------------------------------
                                                                                               Rate Sensitivity,
                                                                                                Loans Maturing
                                            Maturing                   Rate Sensitivity           Over 1 Year
                               ---------------------------------   -----------------------   ----------------------
                                Within                   Over 5
                                1 Year     1-5 Years     Years         Fixed      Floating      Fixed      Floating
                               ---------  -----------  ----------   ----------   ----------   ---------   ----------
                                                                  (In thousands)
Commercial, financial,
  and agricultural...........    578,422  $   176,378  $  509,481   $  562,813   $  701,468   $ 388,118   $  297,741
Real estate-- commercial.....    571,162      917,902   1,719,847    2,254,504      954,407   2,046,147      591,602
Real estate-- construction...    910,899      117,671     671,711      389,606    1,310,675     148,246      641,136
Real estate-- residential....    308,815      714,068   1,675,051    1,293,741    1,404,193   1,111,004    1,278,115
Installment and consumer.....     96,010       20,825     161,904      254,561       24,178     173,520        9,209
Other .......................    403,769       34,673      54,714       76,334      416,822      49,294       40,093
                               ---------  -----------  ----------   ----------   ----------   ---------   ----------
                               2,869,077  $ 1,981,517  $4,792,708   $4,831,559   $4,811,743   $3,916,329  $2,857,896
                               =========  ===========  ==========   ==========   ==========   ==========  ==========

Loan Quality

     A major key to long-term earnings growth is maintenance of a high quality loan portfolio. BancGroup's directive in this regard is carried out through its policies and procedures for the underwriting and ongoing review of loans and through a company wide senior credit administration function. This function reviews larger credits prior to approval and also provides an independent review of credits on a continued basis. In addition, the Company has established regional bank loan committees made up of local officers and directors that approve loans up to certain levels. These committees provide local business and market expertise while BancGroup's senior management provides independent oversight by participating in the state loan committees.

     BancGroup has standard policies and procedures for the evaluation of new credits, including debt service evaluations and collateral guidelines. Collateral guidelines vary with the credit worthiness of the borrower, but generally require maximum loan-to-value ratios of 85% for commercial real estate and 90% for residential real estate. Commercial non-real estate, financial and agricultural loans are generally collateralized by business inventory, accounts receivables or new business equipment at 50%, 80% and 90% of estimated value, respectively. Installment and consumer loan collateral, where required, is based on 90% or lower loan to value ratios. Collateral values referenced above are monitored and estimated by loan officers through inspections, reference to broad measures of market values, and current experience with similar properties or collateral. Loans with loan-to-value ratios in excess of 80% have potentially higher risks which are offset by other factors including the borrowers or guarantors' credit worthiness, the borrowers other banking relationships, the bank's lending experience with the borrower, and any other potential sources of repayment.

     Based on the credit review process and loan grading system, BancGroup determines its allowance for loan losses and the amount of provision for loan losses. The allowance for loan losses is maintained at a level which, in management's opinion, is adequate to absorb potential losses on loans present in the loan portfolio. The amount of the allowance is affected by: (1) loan charge-offs, which decrease the allowance; (2) recoveries on loans previously charged-off, which increase the allowance; (3) the provision for loan losses charged to income, which increases the allowance, and (4) the allowance for loan losses of acquired banks. In determining the provision for loan losses, it is necessary for management to monitor fluctuations in the allowance resulting from actual charge-offs and recoveries and to periodically review the size and composition of the loan portfolio in light of historical loss experience and current economic conditions.

     The overall goal and result of these policies and procedures is to provide a sound basis for new credit extensions and an early recognition of problem assets to allow increased flexibility in their timely disposition.

Loan Loss Experience

     The ratio of net charge-offs to average loans was 0.21%, 0.22%, and 0.26% in 2000, 1999, and 1998, respectively. As a result of the Company's localized lending strategies and early identification of potential problem loans, BancGroup's net charge-offs have been consistently low. In addition, the current concentration of residential real estate loans has had a favorable impact on net charge-offs.

     The following schedule reflects greater than 100% coverage of nonperforming loans (nonaccrual and renegotiated) by the allowance for loan losses. Management has not targeted any specific coverage ratio in excess of 100%, and the coverage ratio may fluctuate significantly as larger loans are placed into or removed from nonperforming status. Management's focus has been on establishing reserves related to an early identification of potential problem loans. Management is committed to maintaining adequate reserve levels to absorb losses present in the loan portfolio.

                         Summary of Loan Loss Experience

                                                                           Years Ended December 31,
                                                                ----------------------------------------------
                                                                 2000      1999      1998      1997      1996
                                                                -------   -------   -------   -------   -------
                                               (In thousands)
Allowance for loan losses-- January 1 .......................   $99,027   $85,079   $73,047   $62,319   $54,403
Charge-offs:
  Commercial, financial and agricultural ....................    10,650    10,162     6,543     5,632     3,702
  Real estate -- commercial .................................     3,399     3,348     3,355     2,994     2,421
  Real estate -- construction ...............................       529     1,190     1,744       436     1,808
  Real estate -- residential ................................     3,260     2,673     3,443     1,782       935
  Installment and consumer ..................................     4,492     5,351     6,882     5,728     3,499
  Other .....................................................     1,117     1,711     1,468       695       239
                                                                -------   -------   -------   -------   -------
         Total charge-offs ..................................    23,447    24,435    23,435    17,267    12,604
                                                                -------   -------   -------   -------   -------
Recoveries:
  Commercial, financial and agricultural ....................     1,272     2,519     1,278     1,016     1,462
  Real estate -- commercial .................................       745       633     1,456     1,026     1,546
  Real estate -- construction ...............................        62        59        52        91         3
  Real estate -- residential ................................       440       873       589       246       707
  Installment and consumer ..................................     1,898     2,702     1,953     1,820     1,591
  Other .....................................................       283       385       788       137        82
                                                                -------   -------   -------   -------   -------
          Total recoveries ..................................     4,700     7,171     6,116     4,336     5,391
                                                                -------   -------   -------   -------   -------
Net charge-offs .............................................    18,747    17,264    17,319    12,931     7,213
Addition to allowance charged to operating expense ..........    29,775    29,177    27,511    16,786    14,512
Allowance added from bank acquisitions ......................        --     2,035     1,840     6,873       617
                                                                -------   -------   -------   -------   -------

Allowance for loan losses--December 31 ......................   $  110,055    $   99,027    $   85,079    $   73,047    $   62,319
                                                                ==========    ==========    ==========    ==========    ==========
Loans (net of unearned income) December 31 ..................   $9,642,954    $8,419,225    $7,235,057    $6,041,025    $4,899,071
Ratio of ending allowance to ending loans (net of unearned
 income).....................................................         1.14%         1.18%         1.18%         1.21%         1.27%
Average loans (net of unearned income) ......................   $9,030,529    $7,771,884    $6,561,770    $5,587,695    $4,551,820
Ratio of net charge-offs to average loans (net of unearned
 income).....................................................         0.21%         0.22%         0.26%         0.23%         0.16%
Allowance for loan losses as a percent of nonperforming loans
  (nonaccrual and renegotiated) .............................          258%          275%          248%          250%          235%

Nonperforming Assets

     BancGroup classifies problem loans into four categories: nonaccrual, past due, renegotiated and other potential problems. When management determines that a loan no longer meets the criteria for a performing loan and collection of interest appears doubtful, the loan is placed on nonaccrual status. Loans are generally placed on nonaccrual if full collection of principal and interest becomes unlikely (even if all payments are current) or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well secured and in the process of collection. BancGroup's policy is also to charge off consumer installment loans 120 days past due unless they are in the process of foreclosure and are adequately collateralized. Management closely monitors all loans that are contractually 90 days past due, renegotiated or nonaccrual. These loans are summarized as follows:

                              Nonperforming Assets

                                                                                  December 31,
                                                             ------------------------------------------------------
                                                                2000      1999        1998       1997        1996
                                                             ---------  --------    --------   --------    --------
                                                                                (In thousands)
    Aggregate loans for which interest
      is not being accrued ................................   $ 41,419  $ 34,765    $ 32,911   $ 28,209    $ 24,780
    Aggregate loans renegotiated to
      provide a reduction or deferral
      of interest or principal because of
      deterioration in the financial
      condition of the borrower ...........................   $  1,161     1,265       1,334      1,014       1,683
                                                              --------  --------    --------   --------    --------
    Total nonperforming loans* ............................     42,580    36,030      34,245     29,223      26,463
    Other real estate and in-substance foreclosure ........      8,680     9,009       8,164     14,345      12,557
    Repossessions .........................................        298       206         564        796         338
                                                              --------  --------    --------   --------    --------
    Total nonperforming assets* ...........................   $ 51,558  $ 45,245    $ 42,973   $ 44,364    $ 39,358
                                                              --------  --------    --------   --------    --------
    Aggregate loans contractually past due 90
      days for which interest is being accrued ............   $  9,842  $ 11,204    $  9,015   $  7,346    $  7,860
    Total nonperforming loans as a percent
      of net loans ........................................       0.44%     0.43%       0.47%      0.48%       0.54%
    Total nonperforming assets as a percent of
      Net loans, other real estate and
      repossessions .......................................       0.53%     0.54%       0.59%      0.73%       0.80%
    Total nonperforming loans and 90 day past due
      Loans for which interest is being accrued as a
      percent of total loans ..............................       0.58%     0.61%       0.66%      0.65%       0.75%
    Allowance for loan loss as a percent of
      nonperforming loans (nonaccrual
      and renegotiated) ...................................        258%      275%        248%       250%        235%

___________

* Total does not include loans contractually past due 90 days or more which are still accruing interest

     Fluctuations from year to year in the balances of nonperforming assets are attributable to several factors including changing economic conditions in various markets, nonperforming assets obtained in various acquisitions and the disproportionate impact of larger (over $500,000) individual credits.

     Management, through its loan officers, internal credit review staff and external examinations by regulatory agencies, has identified approximately $193 million of potential problem loans not included above. The status of these loans is reviewed at least quarterly by loan officers and annually by BancGroup's centralized credit review function and by regulatory agencies. In connection with such reviews, collateral values are updated where considered necessary. If collateral values are judged insufficient or other sources of repayment inadequate, the loans are reduced to estimated recoverable amounts through increases in reserves allocated to the loans or charge-offs. As of December 31, 2000, substantially all of these loans are current with their existing repayment terms. Management believes that classification of such loans as potential problem loans well in advance of their reaching a delinquent status allows the Company the greatest flexibility in correcting problems and providing adequate reserves. Given the reserves and the ability of the borrowers to comply with the existing repayment terms, management believes any exposure from these potential problem loans has been adequately addressed at the present time.

     The above nonperforming loans and potential problem loans represent all material credits for which management has serious doubts as to the ability of the borrowers to comply with the loan repayment terms. Management also expects that the resolution of these problem credits as well as other performing loans will not materially impact future operating results, liquidity or capital resources.

     Interest income recognized and interest income foregone on nonaccrual loans was not significant for the years ended December 31, 2000, 1999, 1998, 1997, and 1996.

     The recorded investment in impaired loans at December 31, 2000 and 1999 was $29.5 million and $23.3 million, respectively and these loans had a corresponding valuation allowance of $14.5 million and $13.8 million, respectively. The average investment in impaired loans during 2000 and 1999 totaled $29.1 million and $21.2 million, respectively.

Securities

     On a daily basis, BancGroup determines the funds available for short-term investment. Funds available for long-term investment are projected based upon anticipated loan and deposit growth, liquidity needs, pledging requirements and maturities of securities, as well as other factors. Based on these factors and management's interest rate and income tax forecasts, an investment strategy is determined. Significant elements of this strategy as of December 31, 2000 include:

 .    BancGroup's investment in U.S. Treasury securities and obligations of U.S.
     government agencies including mortgage backed securties are substantially all pledged against public funds deposits or used as collateral for repurchase agreements.

 .    BancGroup is required to carry Federal Home Loan Bank (FHLB) Stock in connection with its borrowings from the FHLB. BancGroup is also required to carry Federal Reserve Stock since its subsidiary bank is a member bank of the Federal Reserve System.

 .    Investment alternatives that maximize the after-tax net yield are considered.

 .    Management has also attempted to increase the investment portfolio's overall yield by investing funds in excess of pledging requirements in high-grade corporate notes and mortgage-backed securities.

 .    The maturities of investment alternatives are determined in consideration of the yield curve, liquidity needs and the Company's asset/liability gap position.

 .    The risk elements associated with the various types of securities are also considered in determining investment strategies. U.S. Treasury and non-callable U.S. government agency obligations are considered to contain virtually no default or prepayment risk. Mortgage-backed securities have varying degrees of risk of impairment of principal. Impairment risk is primarily associated with changes in interest rates and accelerated prepayments, particularly with respect to longer maturities purchased at a premium and interest-only strip securities. BancGroup's mortgage-backed security portfolio as of December 31, 2000 does not include any interest-only strip securities and the amount of unamortized premium on mortgage-backed securities is approximately $1,854,000.

 .    Obligations of state and political subdivisions, as well as other securities, have varying degrees of credit risk associated with the individual borrowers. The credit ratings and the credit worthiness of these securities are reviewed periodically and appropriate reserves are established when necessary.

     Investment securities are those securities which management has the ability and intent to hold until maturity. The decline in investment securities is due to maturities and calls in the portfolio.

     Securities available for sale represent those securities that BancGroup intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates, prepayment risk and other similar factors. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, added or deducted from shareholders' equity. The balance in securities available for sale were $1.5 billion at December 31, 1999 and December 31, 2000.

     At December 31, 2000, there was no single issuer, with the exception of the U.S. government and U.S. government agencies, where the aggregate book value of these securities exceeded 10% of shareholders' equity ($77.5 million).

The changes noted above are reflected on the following table.

                             Securities by Category

                                                                                                   Carrying Value at December 31,
                                                                                               ------------------------------------
                                                                                                  2000         1999         1998
                                                                                               ----------   ----------   ----------
                                                                                                          (In thousands)
         Investment securities:
           U.S. Treasury securities and obligations of U.S. Government Agencies ...........   $    3,138   $    4,153   $   85,927
           Mortgage-backed securities .....................................................       15,132       24,833       45,037
           Obligations of state and political subdivisions ................................       27,143       33,620       41,185
           Other ..........................................................................        1,635        1,648        1,410
                                                                                              ----------   ----------   ----------
                   Total ..................................................................   $   47,048   $   64,254   $  173,559
                                                                                              ==========   ==========   ==========
         Securities available for sale:
           U.S. Treasury securities and obligations of U.S. Government Agencies ...........   $  244,974   $  183,189   $  152,162
           Mortgage-backed securities .....................................................      902,204    1,091,364    1,048,954
           Obligations of state and political subdivisions ................................       93,435       71,652       58,316
           Other ..........................................................................      229,071      163,663      174,874
                                                                                              ----------   ----------   ----------
                   Total ..................................................................   $1,469,684   $1,509,868   $1,434,306
                                                                                              ==========   ==========   ==========

The carrying value of securities at December 31, 2000 mature as follows:

                     Maturity Distribution of Securities (3)

                                                      Within 1 Year            1-5 Years       5-10 Years        Over 10 Years
                                                ------------------------ -----------------  -----------------  -------------------
                                                                Average            Average           Average              Average
                                                  Amount         Rate     Amount     Rate    Amount    Rate     Amount      Rate
                                                ----------     --------  ---------  ------  --------  -------  --------    -------
                                                                            (In thousands)
         Investment securities:
           U.S. Treasury securities ........    $       --        --%   $     --       --%   $    --     --%  $  3,138      7.25%
           Obligations of U.S. Government
            Agencies and mortgage backed
            securities .....................         5,157      7.11%      3,800     6.76%     2,475   6.77%     3,700      7.71%
           Obligations of State and
            Political subdivisions(1) ......         3,518      7.49%     16,135     7.58%     4,982   7.55%     2,508      7.99%
           Other ...........................           310      7.90%      1,325     6.90%        --     --%        --        --%
                                                ----------      ----    --------     ----    -------   ----   --------      ----
           Total ...........................    $    8,985      7.28%   $ 21,260     7.39%   $ 7,457   7.29%  $  9,346      7.75%
                                                ==========      ====    ========     ====    =======   ====   ========      ====
         Securities available for sale(2):
          U.S. Treasury securities and
           Obligations of U.S. Government
           Agencies.........................    $  244,974      6.18%
          Mortgage-backed securities .......       902,204      6.47%
          Obligations of State and
           Political subdivisions(1) .......        93,435      7.18%
          Other ............................       149,045      7.05%
                                                ----------      ----
              Total ........................    $1,389,658      6.52%
                                                ==========      ====

- ----------

(1) The weighted average yields are calculated on the basis of the cost and effective yield weighted for the scheduled maturity of each security. The weighted average yields on tax exempt obligations have been computed on a fully taxable equivalent basis using a tax rate of 38%. The taxable equivalent adjustment represents the annual amounts of income from tax exempt obligations multiplied by 145%.
(2) Securities available for sale are shown as maturing within one year although BancGroup intends to hold these securities for an indefinite period of time. (See Contractual Maturities in Note 3 to the consolidated financial statements.) This category excludes all corporate common and preferred stock since these instruments have no maturity date.
(3) Expected and actual maturities could differ from contractual maturities because borrowers may have the right to call or pre-pay obligations without call or pre-payment penalties.

Mortgage Servicing Rights and Servicing Hedge

    In July 2000, the Company announced definitive plans to exit the mortgage servicing business. As of December 31, 2000, all sales of servicing rights and transfers of underlying loans were completed. For this reason, MSR's were $0 at December 31, 2000 compared to $238 million at December 31, 1999. (See Note 6 to the Consolidated Financial Statements for details on discontinued operations)

    As a result of the previously discussed plans to exit the mortgage servicing business, all hedges related to MSR's were liquidated during the third quarter of 2000. At December 31, 1999, the Company had hedged approximately 58% of the MSR asset primarily through the use of floors and principal-only strips. The hedge positions were monitored daily and adjusted as necessary for changes in the market and projected interest rate movement. The objective of this strategy was to achieve a high degree of correlation between changes in value associated with the hedged asset (the servicing portfolio and the related servicing rights) and the servicing hedge. The servicing hedge was designed to rise in value when interest rates fell and decline in value when interest rates rose, in contrast to the expected movements in value of the servicing asset, therefore reducing earnings volatility caused by interest rate movements.

Deposits

    BancGroup's deposit structure consists of the following:

                                                                        December 31,          % of Total
                                                                ------------------------- -------------------
                                                                    2000          1999       2000       1999
                                                                -----------   ----------- ---------   -------
                                                                               (In thousands)
              Noninterest-bearing demand deposits ............  $1,217,711    $1,366,377     14.6%      16.7%
              Interest-bearing demand deposits ...............   1,883,509     1,747,840     22.5       21.4
              Savings deposits ...............................     464,489       584,155      5.6        7.1
              Certificates of deposits less than $100,000 ....   2,976,997     2,915,770     35.6       35.7
              Certificates of deposits more than $100,000 ....   1,442,978     1,198,530     17.3       14.7
              IRA's ..........................................     318,479       309,562      3.8        3.8
              Open time deposits .............................      51,686        50,576      0.6        0.6
                                                                ----------    ----------    -----      -----
                        Total deposits .......................  $8,355,849    $8,172,810    100.0%     100.0%
                                                                ==========    ==========    =====      =====

    BancGroup, through its acquisitions and branch expansion programs, has increased its market presence into high growth markets in the country. Prior to 1998, the expansion was concentrated in Florida and the Atlanta metropolitan area. In 1998, Colonial continued its efforts by moving west into Dallas, Texas and Reno and Las Vegas, Nevada. The principal goal is to provide the Company's retail customer base with convenient access to branch locations while enhancing the Company's potential for future increases in profitability. The growth of deposits continues to be a primary strategic initiative of BancGroup, although competition for deposits remains strong within the banking industry as well as increased competition from other business sectors.

    BancGroup is continuing initiatives to grow deposits throughout its market. The high growth areas of Florida are a primary focus due to the lower cost of funds in that market. Average retail deposits (excluding mortgage custodial and brokered deposits) increased $625 million in 2000 which represents a 9% growth over 1999's average. BancGroup's retail deposit base is currently 45% in Alabama, 40% in Florida, 9% in Georgia, 3% in Texas, and 3% in Nevada. As market demographics change, products and services are structured to meet the needs of a particular region or customer base. Strong regional bank management supported by BancGroup's asset/liability and product and services management teams provide the Company with resources to remain competitive in its deposit markets. In January 2000, a branch incentative plan was implemented in which a key goal is for employees to obtain an established deposit growth rate in their branches. The Company began a process to enhance its customer information system, which will allow more effective marking of deposit products. Management also contracted with a marketing consultant to target specific markets and products for future campaigns. Each of these initiatives should provide a solid foundation for achieving BancGroup's deposit objectives.

    The growth in retail deposits in 2000 provided funds which allowed for the reduction in the brokered deposits of $357 million as well as off-setting the reduction in mortgage custodial deposits of $220 million. The reduction in mortgage custodial deposits is a result of the Company's exit from the mortgage servicing business as discussed previously. The Company's brokered Certificate of Deposit (CD) program offers CD's in increments of $1,000 to $99,000 to out of market customers at competitive rates and maturities. At December 31, 2000 and 1999, $425 million and $609 million, respectively were outstanding under this program. The Company has a brokered money market program that attracts deposits from out-of-market customers. At December 31, 2000 and 1999, $66 million and $239 million were outstanding, respectively.


Short-Term Borrowings

    Short-term borrowings were comprised of the following at December 31, 2000, 1999 and 1998:

                                                                          2000        1999        1998
                                                                          ----        ----        ----
                                                                                  (In thousands)

FHLB borrowings ..................................................      $  425,000  $  490,000  $  769,987
Federal Funds purchased and securities sold under repurchase
 agreements ......................................................       1,154,417     452,532     482,007
Reverse repurchase agreements ....................................          89,144     150,571     184,834
Current maturities FHLB Advances .................................         225,527     100,521      50,840
Other short-term borrowings ......................................           3,470         225      25,299
                                                                        ----------  ----------  ----------
          Total ..................................................      $1,897,558  $1,193,849  $1,512,967
                                                                        ==========  ==========  ==========

     To assist in funding loan growth, BancGroup has credit facilities with the FHLB. At December 31, 2000 and 1999, BancGroup had borrowings of $1,225,000 and $1,182,000 outstanding of which $574 million and $592 million, respectively, are included in long-term debt with the remaining portion included in short-term borrowings, leaving credit availability at December 31, 2000 of $157 million based on current collateral. This credit facility is collateralized by the Company's residential real estate loans.

     Correspondent banks and customers provide a consistent base of short-term funds with $1,154 million and $453 million outstanding at December 31, 2000 and 1999, respectively, in Fed Funds purchased and repurchase agreements.

     Short-term borrowings, including FHLB borrowings, have been used to fund short-term assets, primarily mortgage loans held for sale and loans. As discussed more fully in the "Liquidity and Interest Rate Sensitivity" section of this report, the line of credit with FHLB is considered a primary source of funding for the Company's asset growth. Recent changes in the FHLB collateral policy will allow BancGroup to pledge commercial real estate loans in addition to residential real estate loans. Given BancGroup's commercial real estate portfolio this will provide additional borrowing capacity.

     BancGroup entered into reverse repurchase arrangements under which it purchased mortgage backed securities. These securities are collateral for the $89 million in short-term debt as well as the $102 million in long-term debt.

     During 1999, BancGroup entered into a revolving credit facility with an unaffiliated financial institution totaling $25 million of which $3 million was outstanding at December 31, 2000. Also included in short-term borrowings is a demand line of credit for $500,000 of which $470,000 was outstanding at December 31, 2000.

Liquidity and Interest Rate Sensitivity

     BancGroup has addressed its liquidity and interest rate sensitivity through its policies and structure for asset/liability management. It has created the Asset/Liability Management Committee ("ALMCO"), the objective of which is to optimize the net interest margin while assuming reasonable business risks. ALMCO annually establishes operating constraints for critical elements of BancGroup's business, such as liquidity and interest rate sensitivity. ALMCO constantly monitors performance and takes action in order to meet its objectives.

     Of primary concern to ALMCO, is maintaining adequate liquidity. Liquidity is the ability of an organization to meet its financial commitments and obligations on a timely basis. These commitments and obligations include credit needs of customers, withdrawals by depositors, repayment of debt when due and payment of operating expenses and dividends.

     The consolidated statement of cash flows identifies the three major sources and uses of cash (liquidity) as operating, investing and financing activities. Operating activities reflect cash generated from operations. Management views cash flow from operations as a major source of liquidity. Investing activities represent a primary usage of cash with the major net increase being attributed to loan growth. When securities mature they are generally reinvested in new securities or assets held for sale. Financing activities generally provide funding for the growth in loans and securities with increased deposits. Short-term borrowings are used to provide funding for temporary gaps in the funding of long-term assets and deposits, as well as to provide funding for mortgage loans held for sale and loan growth. BancGroup has the ability to tap other markets for certificates of deposits and to utilize established lines for Federal funds purchased and FHLB advances. BancGroup maintains and builds diversified funding sources in order to provide flexibility in meeting its requirements.

     From 1998 through 2000, the significant changes in BancGroup's cash flows have centered around loan growth and fluctuations in mortgage loans held for sale. Loan growth of $1.2 billion in both 2000 and 1999 has been one of the principal uses of cash in both years. Mortgage loans held for sale decreased in 2000 providing $23 million in funds compared to $659 million provided in 1999. The increase in deposits of $183 million in 2000 and $587 million in 1999 provided the primary source of funding for internal loan growth. Short-term borrowings increased $579 million in 2000 due to the funding of internal loan growth and decreased $369 million in 1999 as a result of year end decline in mortgage loans held for sale.

     BancGroup had $2.7 billion of residential real estate loans at both December 31, 2000 and 1999. These loans provide collateral for the current $2.0 billion credit facility at the FHLB. As discussed above, additional borrowing capacity will be available in the future. At December 31, 2000, the FHLB unused line of credit was $220 million of which $157 million was available based on current collateral. This line provides the Company significant flexibility in asset/liability management, liquidity and deposit pricing.

     On March 16, 1999, Colonial Bank issued $100 million in 8% Subordinated Notes due March 15, 2009. These notes are not subject to redemption prior to maturity and pay interest semiannually on March 15 and September 15. This subordinated debt qualifies as Tier II capital. In July 1999, the Company entered into a revolving credit facility with an unaffiliated financial institution totaling $25 million of which $3 million was outstanding at December 31, 2000. This facility bears interest at a rate of 0.85% above LIBOR and expires in July 2000. The Company also entered into a $500,000 demand line of credit of which $470,000 was outstanding at December 31, 2000.

     In 1998, BancGroup entered into reverse repurchase arrangements under which it purchased mortgage backed securities. At December 31, 2000 these securities are collateral for the $89 million in short-term debt as well as the $102 million in long-term debt.

     During 1998, and in connection with the acquisition of ASB Bancshares, Inc., BancGroup issued $7.73 million of variable rate subordinated debentures. The debentures bear interest equal to the New York Prime Rate minus 1% (but not less than 7%). BancGroup had an outstanding term note with an unaffiliated financial institution in the amount of $25 million at December 31, 1998 which was paid in full upon maturity.

     In January 1997, BancGroup issued $70 million in Trust Preferred Securities. These securities qualify as Tier I Capital and carry an 8.92% interest rate. A portion of the proceeds of the offering was utilized to pay off a term note and revolving debt outstanding. The remainder of the proceeds was used for acquisitions and other business purposes.

     During 1999, Manufacturers BancShares, Inc., prior to being merged in BancGroup, issued 250 shares of variable rate cumulative trust preferred securities through a special purpose trust, pursuant to a trust agreement dated December 10, 1999. The preferred securities were sold at a price of $10,000 per share. An additional 50 shares of preferred securities were sold during 2000. Distribution on each preferred security is payable at the annual rate of 8.75% through March 31, 2000 and LIBOR plus 2.5% after March 31, 2000. The preferred securities are subject to redemption by BancGroup, in whole or in part at any time on or after December 10, 2004 until maturity.

     BancGroup has outstanding, $66.7 million and $33.4 million of Bank-Owned Life Insurance ("BOLI") at December 31, 2000 and 1999, respectively. This long-term asset represents life insurance purchased from highly rated insurance companies on certain employees with BancGroup named as the beneficiary. The Company considers these funds available for the future payment of benefits due the employee's beneficiaries from group benefit plans.

     Management believes its liquidity sources and funding strategies are adequate given the nature of its asset base and current loan demand.

     The primary uses of funds as reflected in the holding company only statement of cash flows (Note 25) were $7.6 million for the payment of interest on debt, $31.9 million for the purchase of treasury stock, and $50.1 million for the payment of dividends. The holding company's primary sources of funds were $64.9 million in dividends received from its subsidiaries, $4.2 million in short term borrowings, and cash. Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $135 million of retained earnings plus certain 2001 earnings would be available for distribution to BancGroup, from its subsidiaries, as dividends in 2001 without prior approval from the respective regulatory authorities. The holding company anticipates that the cash flow needs of the holding company will be less than the regulatory dividend restrictions of its subsidiary bank.

     At December 31, 2000, BancGroup's liquidity position was adequate with loan maturities of $2.9 billion, or 30% of the total loan portfolio, due within one year. Securities totaling $1.5 billion or 97.5% of the total portfolio also had maturities within one year or have been classified as available for sale. As of December 31, 2000, there were, however, no current plans to dispose of any significant portion of these securities. In addition BancGroup has $157 million in additional borrowing capacity at the FHLB, $474 million from Fed Fund lines and $22 million from a revolving credit facility with an unaffiliated financial institution.

     BancGroup's asset/liability management policy has also established targets for interest rate sensitivity. Changes in interest rates will necessarily lead to changes in the net interest margin. It is ALMCO's goal to minimize volatility in the net interest margin by taking an active role in managing the level, mix and maturities of assets and liabilities and by analyzing and taking action to manage mismatch and basis risk. BancGroup's profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact the Company's earnings to the extent that the interest rates on interest earning assets and interest bearing liabilities do not change at the same speed, to the same extent or on the same basis. The Company monitors the impact of changes in interest rates on its net interest income using several tools. One measure of the Company's exposure to differential changes in interest rates between assets and liabilities is shown in the Company's Maturity and Rate Sensitivity Analysis. The following table represents the output from the Company's simulation model and measures the impact on net interest income and on net portfolio value of an immediate change in interest rates in 100 basis point increments. Net portfolio value is defined as the net present value of interest-sensitive assets, interest-sensitive liabilities, and off-balance-sheet contracts. Following are the estimated impacts of immediate changes in interest rates at the specified levels at December 31, 2000.

                                         Percentage Change in
                                         --------------------
  Basis Points                  Net Interest Income(1)  Net Portfolio Value(2)
  ------------                  ----------------------  ----------------------
  +200                                   (3)%                  (5)%
  +100                                   (2)                   (2)
  -100                                    1                     0
  -200                                    1                    (4)

_________

(1) The percentage change in this column represents variance in net interest income for 12 months in a stable interest rate environment versus the net interest income in the various scenarios. The stable environment was as of December 31, 2000 when the federal funds rate was 6.50%.

(2) The percentage change in this column represents net portfolio value of the Company in a stable interest rate environment versus the net portfolio value in the various rate scenarios.

    The results of our simulation model reflect that BancGroup's net interest income will benefit from a decline in rates versus rates as of year end 2000, while the current risk exposure is to rising rates.

    The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions BancGroup could undertake in response to changes in interest rates.

    The following table summarizes BancGroup's interest rate sensitivity at December 31, 2000.

                                                                              At December 31, 2000
                                                                              --------------------
                                                                            Interest Sensitive Within
                                                                            -------------------------

                                                    Total         0-90        91-180        181-365        1-5         Over
                                                   Balance        Days         Days          Days         Years       5 Years
                                                   -------        ----         ----          ----         -----       -------
                                                                                (In thousands)

Rate Sensitive Assets:
  Federal Funds sold and resale Agreements ...  $     24,339  $    24,114  $        --   $        --   $      225   $       --
  Investment securities ......................        47,048          966        1,364         6,656       18,634       19,428
  Securities available for sale ..............     1,469,684      123,711       86,613        73,991      412,943      772,426
  Mortgage loans held for sale ...............         9,866        9,866           --            --           --           --
  Loans, net of unearned income ..............     9,642,954    4,291,362      483,912       817,707    3,488,230      561,743
  Allowances for possible loan losses ........      (110,055)     (48,899)      (5,526)       (9,331)     (39,816)      (6,483)
                                                ------------  -----------  -----------   -----------   ----------   ----------
Net loans ....................................     9,532,899    4,242,463      478,386       808,376    3,448,414      555,260
Nonearning assets ............................       915,785           --                                              915,785
                                                ------------  -----------  -----------   -----------   ----------   ----------
         Total Assets ........................  $ 11,999,621  $ 4,401,120  $   566,363   $   889,023   $3,880,216   $2,262,899
                                                ============  ===========  ===========   ===========   ==========   ==========
Rate Sensitive Liabilities:
  Interest-bearing demand deposits ...........  $  1,883,509  $   549,895  $   365,081   $        --   $  949,528   $   19,005
  Savings deposits ...........................       464,489      165,056       90,815            --      190,519       18,099
  Certificates of deposits less than
    $100,000 .................................     2,976,997      785,253      765,131     1,141,269      285,175          169
  Certificates of deposits more than
    $100,000 .................................     1,442,978      423,902      347,179       525,559      146,338           --
  IRAs                                               318,479       68,419       65,042        96,198       88,691          129
  Open time deposits .........................        51,686       51,686           --            --           --           --
  Short-term borrowings ......................     1,897,558    1,613,328      184,230       100,000           --           --
  Long-term debt .............................       862,247       10,013           --           486      421,246      430,502
Noncosting liabilities & equity ..............     2,101,678           --           --            --           --    2,101,678
                                                ------------  -----------  -----------   -----------  -----------   ----------
         Total Liabilities & Equity ..........  $ 11,999,621  $ 3,667,552  $ 1,817,478   $ 1,863,512   $2,081,497   $2,569,582
                                                ============  ===========  ===========   ===========   ==========   ==========
Gap ..........................................  $         --  $   733,568  $(1,251,115)  $  (974,489)  $1,798,719   $ (306,683)
                                                ============  ===========  ===========   ============  ==========   ==========

Cumulative Gap ...........  $         --  $   733,568  $  (517,547)  $(1,492,036)  $  306,683   $       --
                            ============  ===========  ============  ============  ==========   ==========

    The last two lines of the preceding table represents interest rate sensitivity gap which is the difference between rate sensitive assets and rate sensitive liabilities. The interest sensitivity schedule reflects a 12.43% negative gap at 12 months; therefore, as of December 31, 2000 BancGroup generally has a greater exposure to net income if interest rates increase.

    In reviewing the table, it should be noted that the balances are shown for a specific point in time and, because the interest sensitivity position is dynamic, it can change significantly over time. For all interest earning assets and interest bearing liabilities, variable rate assets and liabilities are reflected in the time interval of the assets or liabilities' earliest repricing date. Fixed rate assets and liabilities have been allocated to various time intervals based on contractual repayment. Furthermore, the balances reflect contractual repricing of the deposits and management's position on repricing certain deposits where management discretion is permitted. Prepayment assumptions are applied at a constant rate based on the Company's historical experience. Certain demand deposit accounts and regular savings accounts have been classified as repricing beyond one year in accordance with regulatory guidelines. While these accounts are subject to immediate withdrawal, experience and analysis have shown them to be relatively rate insensitive. If these accounts were included in the 0-90 day category, the gap in that time frame would be a negative $484 million with a corresponding cumulative gap at one year of negative $2.7 billion.

Capital Adequacy and Resources

    Management is committed to maintaining capital at a level sufficient to protect stockholders and depositors, provide for reasonable growth and fully comply with all regulatory requirements. Management's strategy to achieve these goals is to retain sufficient earnings while providing a reasonable return to shareholders in the form of dividends and return on equity. The Company's dividend payout ratio target range is 30-45%. Dividend rates are determined by the Board of Directors in consideration of several factors including current and projected capital ratios, liquidity and income levels and other bank dividend yields and payment ratios.

    The amount of a cash dividend, if any, rests with the discretion of the Board of Directors of BancGroup as well as upon applicable statutory constraints such as the Delaware law requirement that dividends may be paid only out of capital surplus or net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

    BancGroup also has access to equity capital markets through both public and private issuances. Management considers these sources and related return in addition to internally generated capital in evaluating future expansion or acquisition opportunities.

    The Federal Reserve Board has issued guidelines identifying minimum Tier I leverage ratios relative to total assets and minimum capital ratios relative to risk-adjusted assets. The minimum leverage ratio is 3% but is increased from 100 to 200 basis points based on a review of individual banks by the Federal Reserve. The minimum risk adjusted capital ratios established by the Federal Reserve are 4% for Tier I and 8% for total capital. BancGroup's actual capital ratios and the components of capital and risk adjusted asset information (subject to regulatory review) as of December 31, 2000 are stated below:


       Capital (thousands)
       Tier I Capital:
            Shareholders' equity (excluding unrealized gain on
             securities available for sale, disallowed MSRs and
             intangibles plus Trust Preferred Securities) ............    $   779,199
       Tier II Capital:
         Allowable loan loss reserve .................................        110,055
         Subordinated debt ...........................................        111,900
                                                                          -----------
                 Total Capital .......................................    $ 1,001,154

       Risk Adjusted Assets (thousands) ..............................    $ 9,455,355
                 Total Assets (thousands) ............................    $11,999,621


                                                                           2000       1999
                                                                         -------    -------
       Tier I leverage ratio .........................................    6.66%       6.62%
       Risk Adjusted Capital Ratios:
            Tier I Capital Ratio .....................................    8.24%       8.74%
            Total Capital Ratio ......................................   10.59%      11.31%

    BancGroup has increased capital gradually through normal earnings retention as well as through stock registrations to capitalize acquisitions. The decreases in the risk adjusted ratios shown above are primarily due to asset growth and the repurchase of $32 million in BancGoup stock. Asset growth was partially funded by approximately $40 million in capital available as a result of exiting the mortgage servicing business.

Regulatory Restrictions

    As noted previously, dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited.

    Colonial Bank is also required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31, 2000, these deposits were not material to BancGroup's funding requirements.

Financial Accounting Standards Board Releases

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

    Under this Statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk.

    On September 23, 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," an amendment to delay the effective date of SFAS No. 133. The effective date for this statement will be delayed from fiscal years beginning after June 15, 1999 to fiscal years beginning after June 15, 2000. Due to the fact BancGroup doesn't have significant derivatives exposure, management has determined that the impact from implementing SFAS No. 133 and SFAS No. 137 will not have a material effect on BancGroup's financial statements.

Item 8.  Financial Statements and Supplementary Data

    The financial statements and supplementary data required by Regulation S-X and by Item 302 of Regulation S-K are set forth in the pages listed below.

                                                                     Page
                                                                     ----
         Report of Independent Accountants ........................  F-1
         Consolidated Statements of Condition as of December 31,
           2000 and 1999 ..........................................  F-2
         Consolidated Statements of Income for the years ended
           December 31, 2000, 1999, and 1998 ......................  F-3
         Consolidated Statements of Comprehensive Income for the
           years ended December 31, 2000, 1999, 1998 ..............  F-4
         Consolidated Statements of Shareholders' Equity for the
           years ended December 31, 2000, 1999, and 1998 ..........  F-5
         Consolidated Statements of Cash Flows for the years
           ended December 31, 2000, 1999, and 1998 ................  F-6
         Notes to Consolidated Financial Statements ...............  F-7
         Quarterly Results (Unaudited) ............................   11

                        REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Shareholders
The Colonial BancGroup, Inc.

    In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of The Colonial BancGroup, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The consolidated financial statements give retroactive effect of the merger of The Colonial BancGroup, Inc. with Manufacturers Bancshares, Inc. This combination occurred on October 25, 2001 and has been accounted for as a pooling-of-interests as described in Notes 1 and 2 to the consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Montgomery, Alabama
February 28, 2001,
  except for Notes 1 and 2, as to which the date is January 22, 2002.

                          The Colonial BancGroup, Inc.
                      Consolidated Statements of Condition

                                                                                               December 31,
                                                                                       ----------------------------
                                                                                           2000            1999
                                                                                       ------------    ------------
                                                                                          (Dollars in thousands)
                                                        ASSETS

Cash and due from banks ............................................................   $    353,217    $    351,828
Interest-bearing deposits in banks and federal funds sold ..........................         24,339          38,905
Securities available for sale ......................................................      1,469,684       1,509,868
Investment securities (market value: 2000, $47,871, 1999, $64,472) .................         47,048          64,254
Mortgage loans held for sale .......................................................          9,866          33,150
Loans, net of unearned income ......................................................      9,642,954       8,419,225
Less:
  Allowance for loan losses ........................................................       (110,055)        (99,027)
                                                                                       ------------    ------------
         Loans, net ................................................................      9,532,899       8,320,198
Premises and equipment, net ........................................................        192,344         197,422
Excess of cost over tangible and identified intangible assets acquired, net.........         74,708          79,667
Mortgage servicing rights ..........................................................             --         238,405
Other real estate owned ............................................................          8,978           9,215
Accrued interest and other assets ..................................................        286,538         254,911
                                                                                       ------------    ------------
         Total .....................................................................   $ 11,999,621    $ 11,097,823
                                                                                       ============    ============

                                         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
  Noninterest-bearing demand .......................................................   $  1,217,711    $  1,366,377
  Interest-bearing demand ..........................................................      1,883,509       1,747,840
  Savings ..........................................................................        464,489         584,155
  Time .............................................................................      4,790,140       4,474,438
                                                                                       ------------    ------------
         Total deposits ............................................................      8,355,849       8,172,810
FHLB short-term borrowings .........................................................        425,000         490,000
Other short-term borrowings ........................................................      1,472,558         703,849
Subordinated debt ..................................................................        111,900         112,048
Trust preferred securities .........................................................         73,000          72,500
FHLB long-term debt ................................................................        574,022         591,549
Other long-term debt ...............................................................        103,325         134,974
Other liabilities ..................................................................        108,867         108,468
                                                                                       ------------    ------------
         Total liabilities .........................................................     11,224,521      10,386,198
Commitments and contingencies (Notes 8, 14, 17)
Shareholders' equity
  Common Stock, $2.50 par value; 200,000,000 shares authorized;
  114,668,279 and 113,672,464 shares issued at December 31, 2000 and
  December 31, 1999, respectively ..................................................        286,671         284,182
 Treasury Stock (2,773,782 shares at December 31, 2000) ............................        (26,467)             --
 Additional paid in capital ........................................................        123,272         123,378
 Retained earnings .................................................................        399,972         334,666
 Unearned compensation .............................................................         (2,541)         (1,622)
 Accumulated other comprehensive loss, net of taxes ................................         (5,807)        (28,979)
                                                                                       ------------    ------------
         Total shareholders' equity ................................................        775,100         711,625
                                                                                       ------------    ------------
         Total .....................................................................   $ 11,999,621    $ 11,097,823
                                                                                       ============    ============

                 See Notes to Consolidated Financial Statements

                          The Colonial BancGroup, Inc.
                        Consolidated Statements of Income

                                                                   Year ended December 31,
                                                             ---------------------------------
                                                                2000        1999        1998
                                                             ----------  ----------  ---------
                                                               (In thousands, except per share
                                                                          Amounts)
Interest Income:
Interest and fees on loans ...............................   $ 807,598   $ 662,749   $ 585,673
Interest and dividends on securities:
  Taxable ................................................      95,540      89,814      74,165
  Nontaxable .............................................       5,669       4,631       4,815
  Dividends ..............................................       5,647       5,670       4,764
Interest on federal funds sold and securities purchased
  under resale agreements ................................       2,891       2,464       6,060
Other interest ...........................................         731         710         979
                                                             ---------   ---------   ---------
          Total interest income ..........................     918,076     766,038     676,456
                                                             ---------   ---------   ---------
Interest Expense:
Interest on deposits .....................................     359,460     279,166     261,266
Interest on short-term borrowings ........................      97,002      51,386      40,414
Interest on long-term debt ...............................      61,292      54,339      38,085
                                                             ---------   ---------   ---------
          Total interest expense .........................     517,754     384,891     339,765
                                                             ---------   ---------   ---------
Net Interest Income ......................................     400,322     381,147     336,691
Provision for loan losses ................................      29,775      29,177      27,511
                                                             ---------   ---------   ---------
          Net Interest Income After Provision for
            Possible Loan Losses .........................     370,547     351,970     309,180
                                                             ---------   ---------   ---------
Noninterest Income:
Service charges on deposit accounts ......................      38,596      39,305      38,024
Securities gains, net ....................................         538         497       1,449
Other charges, fees and commissions ......................      12,198       8,434       7,634
Other income .............................................      26,553      27,105      13,136
                                                             ---------   ---------   ---------
          Total noninterest income .......................      77,885      75,341      60,243
                                                             ---------   ---------   ---------
Noninterest Expense:
Salaries and employee benefits ...........................     129,254     117,815     116,137
Occupancy expense of bank premises, net ..................      31,572      29,484      30,371
Furniture and equipment expenses .........................      29,493      25,633      22,881
Amortization of intangible assets ........................       5,226       5,241       4,927
Year 2000 expense ........................................          --         560       4,617
Acquisition and restructuring expense ....................          --       1,307      21,535
Other expense ............................................      63,146      59,875      63,589
                                                             ---------   ---------   ---------
          Total noninterest expense ......................     258,691     239,915     264,057
                                                             ---------   ---------   ---------
Income from continuing operations before income taxes ....     189,741     187,396     105,366
Applicable income taxes ..................................      69,556      69,360      38,527
                                                             ---------   ---------   ---------
Income from Continuing Operations ........................     120,185     118,036      66,839
                                                             ---------  ----------   ---------
Discontinued Operations: (Note 6)
  Income/(Loss) from discontinued operations, net
  of income taxes of $(450), $2,134, and ($6,384)
  for the year ended December 31, 2000, 1999, and
  1998, respectively .....................................        (743)      3,527     (10,448)
Loss on disposal of discontinued operations, net of
  income tax benefit of ($2,616) .........................      (4,322)        ---         ---
                                                             ---------   ---------   ---------
Net Income ...............................................   $ 115,120   $ 121,563   $  56,391
                                                             =========   =========   =========

Earnings per share - Income from continuing operations:
     Basic ...............................................   $    1.05   $    1.02   $    0.59
     Diluted .............................................        1.04        1.01        0.58

Earnings per share - Net Income:
     Basic ...............................................   $    1.00   $    1.05   $    0.50
     Diluted .............................................        1.00        1.04        0.48

Average number of shares outstanding:
     Basic ...............................................     114,760     115,579     113,905
     Diluted .............................................     115,653     117,393     116,547

                 See Notes to Consolidated Financial Statements.

                          The Colonial BancGroup, Inc.
                 Consolidated Statements of Comprehensive Income

                                                                       Year Ended December 31,
                                                                  -------------------------------
                                                                    2000       1999        1998
                                                                  --------   --------    --------
Net income ....................................................   $115,120   $121,563    $ 56,391
Other comprehensive income, net of taxes:
  Unrealized gains (losses) on securities available for sale
     arising during the period, net of taxes ..................     23,190    (30,994)      1,880
  Less: reclassification adjustment for net (gains) losses
     included in net income, net of taxes .....................        (18)      (323)     (1,784)
                                                                  --------   --------    --------
Comprehensive income ..........................................   $138,292   $ 90,246    $ 56,487
                                                                  ========   ========    ========

                 See Notes to Consolidated Financial Statements

                          The Colonial Bancgroup, Inc.
           Consolidated Statements of Changes in Shareholders' Equity
              For the years ended December 31, 2000, 1999, and 1998
                    (In thousands, except per share amounts)

                                                                                                          Accumulated
                                             Common Stock     Additional                                    Other         Total
                                        ---------------------  Paid In   Treasury  Retained    Unearned  Comprehensive Shareholders'
                                          Shares      Amount   Capital     Stock   Earnings  Compensation   Income        Equity
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997 ............ 107,713,256  $269,283  $101,121   $    --  $231,690    $(1,750)     $2,223       $ 602,567
- ----------------------------------------------------------------------------------------------------------------------------------
Issuance of shares for immaterial
 Poolings:
 CNB Holding Company ..................   1,767,562     4,419    (4,125)              7,965                     19           8,278
Shares issued under:
 Directors Plan .......................      79,092       198       621                                                        819
 Stock Option Plans ...................   1,513,701     3,784       794                                                      4,578
 Stock Bonus Plan .....................      94,080       235     1,506                           (598)                      1,143
 Employee Stock Purchase Plan .........      47,221       118       571                                                        689
Issuance of common stock by pooled
 banks prior to merger ................      88,714       222     5,341              (4,000)                                 1,563
Purchase of treasury stock for
 issuance in business combination .....  (1,275,000)   (3,188)            (13,912)                                         (17,100)
Issuance of shares for business
 combinations .........................   2,183,013     5,458    10,628    13,557                                           29,643
Net income ............................                                              56,391                                 56,391
Cash dividends ($.34 per share) .......                                             (35,869)                               (35,869)
Cash dividends by pooled banks prior
 to merger ............................                                                (508)                                  (508)
Conversion of 7 1/2% convertible debt .     181,007       453       809                                                      1,262
Change in unrealized gain on securities
 available for sale, net of taxes .....                                                                         96              96
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998 ............ 112,392,646   280,982   117,266      (355)  255,669     (2,348)      2,338         653,552
- ----------------------------------------------------------------------------------------------------------------------------------
Shares issued under:
 Directors Plan .......................      60,435       151       860                                                      1,011
 Stock Option Plans ...................     774,878     1,937     1,791       355                                            4,083
 Stock Bonus Plan .....................        (380)       (1)       20                            726                         745
 Employee Stock Purchase Plan .........      57,519       144       551                                                        695
 401k Plan ............................     118,359       296     1,137                                                      1,433
 Dividend Reinvestment Plan ...........      62,923       158       582                                                        740
 Issuance of common stock by
  pooled banks prior to merger ........     135,520       339       853                                                      1,192
Net income ............................                                             121,563                                121,563
Cash dividends ($.38 per share) .......                                             (42,316)                               (42,316)
Cash dividends by pooled banks prior to
 merger ...............................                                                (250)                                  (250)
Conversion of 7 1/2% convertible debt .      70,564       176       318                                                        494
Change in unrealized gain (loss) on
 Securities available for sale, net of
 taxes ................................                                                                    (31,317)        (31,317)
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999 ............ 113,672,464   284,182   123,378        --   334,666     (1,622)    (28,979)        711,625
- ----------------------------------------------------------------------------------------------------------------------------------
Shares issued under:
 Directors Plan .......................      88,643       222       838        19                                            1,079
 Stock Option Plans ...................     760,755     1,902    (1,810)    5,192                                            5,284
 Stock Bonus Plan .....................      75,400       188       543        19                 (919)                       (169)
 Employee Stock Purchase Plan .........      28,601        71       206       237                                              514
Issuance of common stock by
 pooled banks prior to merger .........      21,280        53        22                                                         75
Purchase of treasury stock for
 issuance in stock plans ..............                                   (31,934)                                         (31,934)
Net income ............................                                             115,120                                115,120
Cash dividends ($.44 per share) .......                                             (48,867)                               (48,867)
Cash dividends by pooled banks prior
 to merger ............................                                                (947)                                  (947)
Conversion of 7 1/2% convertible debt .      21,136        53        95                                                        148
Change in unrealized gain (loss) on
 securities available for sale,
 net of taxes .........................                                                                     23,172          23,172
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,.2000 ............ 114,668,279  $286,671  $123,272  $(26,467) $399,972    $(2,541)   $ (5,807)       $775,100
- ----------------------------------------------------------------------------------------------------------------------------------

                 See Notes to Consolidated Financial Statements

                          The Colonial Bancgroup, Inc.
                      Consolidated Statements of Cash Flows

                                                                                          Year Ended December 31,
                                                                               -----------------------------------------
                                                                                    2000           1999          1998
                                                                               -----------    -----------    -----------
                                                                                             (In thousands)
        Cash flows from operating activities:
          Net income ......................................................    $   115,120    $   121,563    $    56,391
          Adjustments to reconcile net income:
        Loss on disposal of discontinued operations, net of taxes..........          4,322             --             --
        Depreciation, amortization and accretion ..........................         29,495         29,816         28,610
        Amortization and impairment of mortgage servicing rights...........         13,432         34,478         62,909
        Provision for loan loss ...........................................         29,775         29,177         27,511
        Deferred taxes ...................................................          (4,128)         2,010        (17,646)
        Gain on sale of securities, net ...................................           (538)          (497)        (1,449)
        (Gain) loss on sale and disposal of other assets ..................         (1,492)        (1,107)        11,087
        Decrease (increase) in mortgage servicing rights, net .............        224,973        (89,413)      (104,338)
        Net decrease (increase) in mortgage loans held for sale ...........         23,284        658,892       (453,502)
        Increase in interest receivable ...................................        (15,522)       (19,999)       (22,288)
        Decrease (Increase) in prepaids and other receivables .............          1,765         (6,234)       (12,604)
        Decrease in accrued expenses & accounts payable ...................         (7,354)        (9,011)            73
        (Decrease) increase in accrued income taxes .......................            (23)        (4,550)         5,009
        Increase in interest payable ......................................          7,805         11,241          7,541
        Other, net ........................................................           (537)        (7,321)         6,398
                                                                               -----------    -----------    -----------
         Total adjustments ................................................        305,257        627,482       (462,689)
                                                                               -----------    -----------    -----------
        Net cash provided by (used in) operating activities ...............        420,377        749,045       (406,298)
                                                                               -----------    -----------    -----------
        Cash flows from investing activities:
        Proceeds from maturities of securities available for sale .........        214,235        332,641        243,325
        Proceeds from sales of securities available for sale ..............        209,429        201,051        716,574
        Purchase of securities available for sale .........................       (346,384)      (657,166)    (1,667,591)
        Proceeds from maturities of investment securities .................         17,333        109,795        207,136
        Purchase of investment securities .................................             --           (742)       (75,781)
        Net increase in loans .............................................     (1,248,350)    (1,197,909)    (1,010,435)
        Purchase of bank owned life insurance .............................        (33,218)        (1,660)        (1,684)
        Cash received in bank acquisitions ................................             --          2,667         80,682
        Capital expenditures ..............................................        (22,077)       (41,343)       (48,902)
        Proceeds from sale of other real estate owned .....................         10,951         16,878         16,864
        Other, net ........................................................          2,153          7,277          1,404
                                                                               -----------    -----------    -----------
        Net cash used in investing activities .............................     (1,195,928)    (1,228,511)    (1,538,408)
                                                                               -----------    -----------    -----------
        Cash flows from financing activities:
        Net increase in demand, savings, and time deposits ................        183,039        557,005        814,571
        Net increase (decrease) in federal funds purchased,
        repurchase agreements and other short-term borrowings .............        578,703       (368,799)       646,397
        Proceeds from issuance of long-term debt ..........................        259,000        414,976        569,232
        Repayment of long-term debt .......................................       (183,171)      (211,675)        (2,307)
        Purchase of treasury stock for issuance in a business
        combination .......................................................             --             --        (17,100)
        Purchase of treasury stock ........................................        (31,934)
        Proceeds from issuance of common stock ............................          6,084          7,629          6,830
        Dividends paid ....................................................        (49,347)       (41,257)       (36,377)
                                                                               -----------    -----------    -----------
        Net cash provided by financing activities .........................        762,374        357,879      1,981,246
                                                                               -----------    -----------    -----------
        Net (decrease) increase in cash and cash equivalents ..............        (13,177)      (121,587)        36,540
        Cash and cash equivalents at beginning of year ....................        390,733        512,320        475,780
                                                                               -----------    -----------    -----------
        Cash and cash equivalents at December 31 ..........................    $   377,556    $   390,733    $   512,320
                                                                               ===========    ===========    ===========
        Supplemental disclosure of cash flow information:
        Cash paid during the year for:
        Interest ..........................................................    $   510,341    $   386,798    $   348,017
        Income taxes ......................................................         71,728         75,296         38,755
        Non-cash investing activities:
        Transfer of loans to other real estate ............................    $    10,959    $    17,249    $    11,166
        Origination of loans from the sale of other real estate ...........             --             --            399
        Non-cash financing activities:
        Conversion of subordinated debentures to common stock .............    $       148    $       494    $     1,262
        Assets acquired in business combinations ..........................             --             --        277,810
        Liabilities assumed in business combinations ......................             --             --        247,464
        Reissuance of treasury stock for business combinations.............             --             --         16,745
        Reissuance of treasury stock for stock plans ......................          5,448             --             --

                 See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting and Reporting Policies

     The Colonial BancGroup, Inc. ("BancGroup" or the "Company") and its subsidiaries operate predominantly in the domestic commercial banking industry. The accounting and reporting policies of BancGroup and its subsidiaries conform to generally accepted accounting principles in the United States of America and to general practice within the banking industry. The following summarizes the most significant of these policies.

     Basis of Presentation. The consolidated financial statement of The Colonial BancGroup, Inc. and subsidiaries have been prepared to give retroactive effect to the pooling-of-interests method business combination with Manufacturers Bancshares, Inc. ("Manufacturers") on October 25, 2001. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they became the historical consolidated financial statements of The Colonial BancGroup, Inc. and subsidiaries after post merger results covering the date of consummation of the business combinations were issued. The consolidated financial statements and notes to consolidated financial statements include the accounts of BancGroup and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.

     Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents. BancGroup considers cash and highly liquid investments with maturities of three months or less when purchased as cash and cash equivalents. Cash and cash equivalents consist primarily of cash and due from banks, interest-bearing deposits in banks and Federal funds sold.

     Investment Securities and Securities Available for Sale. Securities are classified as either held to maturity, available for sale or trading.

     Held to maturity or investment securities are securities for which management has the ability and intent to hold on a long-term basis or until maturity. These securities are carried at amortized cost, adjusted for amortization of premiums, and accretion of discount to the earlier of the maturity or call date.

     Securities available for sale represent those securities intended to be held for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors. Securities available for sale are recorded at market value with unrealized gains and losses net of any tax effect, added or deducted directly from shareholders' equity.

     Securities carried in trading accounts are carried at market value with unrealized gains and losses reflected in income.

     Realized and unrealized gains and losses are based on the specific identification method.

     Mortgage Loans Held For Sale. Mortgage loans held for sale are carried at the lower of aggregate cost or market. The cost of mortgage loans held for sale is the mortgage note amount plus certain net origination costs less discounts collected. Gains and losses resulting from changes in the market value of the inventory are netted. Any net gain that results is deferred; any net loss that results is recognized when incurred. The aggregate cost of mortgage loans held for sale at December 31, 2000 and 1999 is less than their aggregate net realizable value. Gains or losses on the sale of mortgage loans held for sale are included in other income.

     Loans. Loans are stated at face value, net of unearned income. Interest income on loans is recognized under the "interest" method except for certain installment loans where interest income is recognized under the "Rule of 78's" (sum-of-the-months digits) method, which does not produce results significantly different from the "interest" method. Nonrefundable fees and costs associated with originating or acquiring loans are recognized under the interest method as a yield adjustment over the life of the corresponding loan.

     Allowance for Loan Losses. A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Smaller balance homogeneous loans that consist of residential mortgages and consumer loans are evaluated collectively and reserves are established based on historical loss experience.

     The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

     Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of any underlying collateral, and an analysis of current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or its economic environment will not require further increases in the allowance.

     Income Recognition on Impaired and Nonaccrual Loans. Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

     Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

     While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge offs have been fully recovered. Interest income recognized on a cash basis was immaterial for the years ended December 31, 2000, 1999 and 1998.

     Premises and Equipment. Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed generally using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Estimated useful lives range from five to forty years for bank buildings and leasehold improvements and three to ten years for furniture and equipment.

     Expenditures for maintenance and repairs are charged against earnings as incurred. Costs of major additions and improvements are capitalized. Upon disposition or retirement of property, the asset account is relieved of the cost of the item and the allowance for depreciation is charged with accumulated depreciation. Any resulting gain or loss is reflected in current income.

     Other Real Estate Owned. Other real estate owned includes real estate acquired through foreclosure or deed taken in lieu of foreclosure. These amounts are recorded at the lower of the loan balance prior to foreclosure, plus certain costs incurred for improvements to the property ("cost") or market value less estimated costs to sell the property. Any write-down from the cost to market value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent write-downs and gains or losses recognized on the sale of these properties are included in noninterest income or expense.

     Intangible Assets. Intangible assets acquired in acquisitions of banks are stated at cost, net of accumulated amortization. Amortization is provided over a period up to twenty-five years for the excess of cost over tangible and identified intangible assets acquired using the straight-line method or an accelerated method, as applicable, and ten years for deposit core base intangibles using an accelerated method. The recoverability of intangible assets is reviewed periodically based on the current earnings of acquired entities. If warranted, analyses, including undiscounted income projections, are made to determine if adjustments to carrying value or amortization periods are necessary.

    Mortgage Servicing Rights, Amortization and Impairment. Prior to the discontinuation of mortgage servicing activities in 2000, BancGroup recognized as separate assets the rights to service mortgage loans for others, whether the servicing rights are acquired through a separate purchase or through loan origination activities. The total cost of mortgage loans held for sale were allocated to mortgage loans held for sale and mortgage servicing rights, based on their relative fair values at date of sale. Amortization of mortgage servicing rights ("MSR") was based on the ratio of net servicing income received in the current period to total net servicing income projected to be realized from the MSR. Projected net servicing income was based on the estimated remaining life of the underlying mortgage loan portfolio, which declined over time from prepayments and scheduled loan amortization. The Company estimated future prepayment rates based on current interest rate levels, other economic conditions and market forecasts, as well as relevant characteristics of the servicing portfolio, such as loan types, interest rate stratification and recent prepayment experience. The carrying value of MSR was evaluated for impairment, which was recognized in the statement of income during the period in which impairment occured as an adjustment to a valuation allowance. For purposes of performing its impairment evaluation, the Company stratified its portfolio on the basis of certain risk characteristics including loan type (fixed or adjustable) and note rate and determined the fair value of MSR based on market prices for similar MSR and estimates of future net servicing income, considering market consensus loan prepayment predictions, interest rates, service costs and other economic factors.

    Hedging of MSR. Prior to the discontinuation of mortgage servicing activities in 2000, BancGroup utilized derivative contracts that were expected to change in value inversely to the movement of interest rates ("Servicing Hedges"). These derivatives included Treasury options, futures, CMT floors, CMS floors, PO strips and interest rate swaps. The Servicing Hedges were designed to protect the value of the hedged MSR from the effects of increased prepayment activity that generally resulted from declining interest rates. The value of the hedging instruments and options was derived from underlying instruments; however, the notional or contractual amount was not recognized in the balance sheet. The carrying value of the MSR was adjusted for realized and unrealized gains and losses in the derivative financial instruments that qualify for hedge accounting. As of December 31, 1999, the unrealized loss on the Servicing Hedges was $53,672,000 and was included in the carrying value of MSR. To qualify for hedge accounting, changes in net value of the Servicing Hedges were expected to be highly correlated with changes in the value of the hedged MSR throughout the hedge period, and the Servicing Hedges were designated to a specific portion of the MSR asset, 58% at December 31, 1999. The Company measured initial and ongoing correlation by statistical analysis and dollar value offset comparison of the relative movements of the Servicing Hedges and related MSR. If correlation were to cease on the derivatives hedging MSR, they would then be accounted for as trading instruments. If a derivative contract hedging MSR was terminated, the gain or loss was treated as an adjustment to the carrying value of the hedged MSR and amortized over its remaining life.

    Mortgage servicing fees were deducted from the monthly payments on mortgage loans and were recorded as income when earned. Fees from investors for servicing their portfolios of residential loans generally ranged from 1/4 of 1% to 1/2 of 1% per year on the outstanding principal balance.

    Long Lived Assets. BancGroup reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amounts of the asset, an impairment loss is recognized. Long-lived assets and certain intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

    Income Taxes. BancGroup uses the asset and liability method of accounting for income taxes (See Note 21). Under the asset and liability method, deferred tax assets and liabilities are recorded at currently enacted tax rates applicable to the period in which assets or liabilities are expected to be realized or settled. Deferred tax assets and liabilities are adjusted to reflect changes in statutory tax rates resulting in income adjustments in the period such changes are enacted.

    Stock-Based Compensation. SFAS No. 123, "Accounting for Stock-Based Compensation," defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. BancGroup has elected to continue to measure compensation cost for its stock option plans under the provisions in APB Opinion 25.

    Advertising Costs. Advertising costs are expensed as incurred.

    Reclassifications. Certain reclassifications have been made to the 1999 financial statements to conform to the 2000 presentations.

    Recently Issued Accounting Standards. In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or
(c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

    Under this Statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk.

    On September 23, 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," an amendment to delay the effective date of SFAS No. 133. The effective date for this statement will be delayed from fiscal years beginning after June 15, 1999 to fiscal years beginning after June 15, 2000. Management has determined that the implementation of SFAS No. 133 and SFAS No. 137 will not have a material impact on BancGroup's financial statements due to BancGroup not having any significant derivative exposure.

2. Business Combinations

    The acquisition of Manufacturers Bancshares, Inc. ("Manufacturers") was consummated on October 25, 2001. Manufacturers operated four branches in the Tampa, Florida area and had $297.4 million in total assets, $253.7 million in total loans, and $212.9 million in total deposits at the date of consummation. BancGroup issued 4,458,437 shares of its common stock to shareholders of Manufacturers, including shares issued pursuant to the exercise of Manufacturers stock options. This transaction was accounted for as a pooling of interests and all periods have been restated to include results on a combined basis.

    During the year ended December 31, 1998, BancGroup completed the following business combinations with other financial institutions. These business combinations have been reflected in the financial statements. The balances reflected are as of the date of consummation.

(In thousands)                            Accounting        Date       BancGroup   Total      Total     Total
Financial Institutions                     Treatment    Consummated     Shares     Assets     Loans    Deposits
- ----------------------                    ----------    -----------   ---------- ---------  --------- ---------
1998*
United American Holding Corp. (FL) ....   Pooling          02/02/98   4,226,412  $ 275,263  $197,623  $ 236,773
ASB Bancshares, Inc. (AL) .............   Purchase         02/05/98     934,514    158,656   110,093    135,940
First Central Bank (FL) ...............   Pooling          02/11/98   1,377,368     62,897    40,451     52,048
South Florida Banking Corp. (FL) ......   Pooling          02/12/98   3,864,458    255,769   172,992    226,999
Commercial Bank of Nevada (NV) ........   Pooling          06/15/98   1,684,314    129,577    86,251    117,749
CNB Holding Corporation (FL) ..........   Pooling(1)       08/12/98   1,767,562     89,893    58,456     81,445
FirstBank (TX) ........................   Pooling          08/31/98   2,782,038    187,445    59,664    163,254
First Macon Bank & Trust (GA) .........   Pooling          10/01/98   4,643,025    199,525   135,651    174,774
Prime Bank of Central Florida (FL) ....   Pooling          10/06/98   1,173,019     74,502    42,547     66,955
InterWest Bancorp (NV) ................   Pooling          10/15/98   1,748,338    131,590    83,689    114,516
TB&T, Inc. (TX) .......................   Purchase(2)      12/01/98   1,248,499    110,986    42,689    101,335

- ----------
 * On June 18, 1998, BancGroup purchased certain assets totaling $8,168,000 and assumed certain liabilities primarily deposits, totaling $8,871,000 of the Wade Green branch of Premier Bank in Atlanta, Georgia.

(1) Due to the immaterial impact on BancGroup's financial Statements, prior years have not been restated to include these poolings of interest.

(2) Shares issued included shares previously re-purchased by the Company as treasury shares.

    The 1998 combinations with United American, South Florida, First Central, Commercial Bank, FirstBank, First Macon, Prime, and InterWest Bancorp were accounted for using the pooling-of-interests method. Accordingly, all financial statement amounts were restated to reflect the financial condition and results of operations as if these combinations had occurred at the beginning of the earliest period presented. For the purchase method business combinations, the operations and income of the combined institutions are included in the income of BancGroup from the date of purchase.

    The following is a summary operating information for BancGroup showing the effect of the business combination described in the preceding paragraphs (years prior to consummation).


                            As Originally         Effect of         Currently
(in thousands)                Reported            Poolings           Reported
                            -------------        ----------         ---------

2000:
  Net interest income         $389,891            $10,431            $400,322
  Noninterest income            75,299              2,586              77,885
  Net Income                   112,731              2,389             115,120


1999:
  Net interest income         $372,422            $ 8,725            $381,147
  Noninterest income            74,087              1,254              75,341
  Net Income                   119,597              1,966             121,563


1998:
  Net interest income         $330,201            $ 6,490            $336,691
  Noninterest income            58,952              1,291              60,243
  Net Income                    55,196              1,195              56,391

3. Securities

The carrying and market values of investment securities are summarized as follows:

Investment Securities

                                                          2000                                           1999
                                      --------------------------------------------   ---------------------------------------------
                                       Amortized  Unrealized  Unrealized   Market     Amortized Unrealized  Unrealized    Market
                                         Cost        Gains      Losses      Value       Cost       Gains      Losses       Value
                                      ----------  ----------  ---------- ---------   ---------- ----------  ----------  ----------
                                                                            (In thousands)
  U.S. Treasury securities
     and obligations of U.S.
     Government agencies ...........   $  3,138      $ 122      $    -    $  3,260    $  4,153     $  22      $  (33)    $  4,142
  Mortgage-backed securities .......     15,132        147         (26)     15,253      24,833       145        (176)      24,802
  Obligations of state
     and political subdivisions ....     27,143        587          (2)     27,728      33,620       440        (178)      33,882
  Other ............................      1,635         --          (5)      1,630       1,648        --          (2)       1,646
                                       --------      -----      ------    --------    --------     -----      ------     --------
            Total ..................   $ 47,048      $ 856      $  (33)   $ 47,871    $ 64,254     $ 607      $ (389)    $ 64,472
                                       ========      =====      ======    ========    ========     =====      ======     ========

The carrying and market values of securities available for sale are summarized as follows:

Securities Available For Sale

                                                            2000                                             1999
                                    ----------------------------------------------  -----------------------------------------------
                                      Amortized  Unrealized Unrealized     Market     Amortized  Unrealized  Unrealized     Market
                                        Cost        Gains     Losses        Value       Cost        Gains      Losses        Value
                                    -----------  ---------- ----------  ----------- -----------  ----------  ----------  -----------
                                                                            (In thousands)
U.S. Treasury securities
   and obligations of U.S.
   government agencies ..........   $   241,411    $ 3,957   $   (394)  $  244,974  $   185,295    $     7    $ (2,113)  $  183,189
Mortgage-backed securities ......       909,223      2,672     (9,691)     902,204    1,128,413        692     (37,741)   1,091,364
Obligations of state
    and political subdivisions ..        91,929      1,675       (169)      93,435       72,040        517        (905)      71,652
Other ...........................       236,096          3     (7,028)     229,071      167,566         21      (3,924)     163,663
                                    -----------    -------   --------   ----------  -----------    -------    --------   ----------
         Total ..................   $ 1,478,659    $ 8,307   $(17,282)  $1,469,684  $ 1,553,314    $ 1,237    $(44,683)  $1,509,868
                                    ===========    =======   ========   ==========  ===========    =======    ========   ==========

    The majority of the above securities are traded on national exchanges and as such, the market values are based upon quotes from those exchanges. The market values of certain obligations of states and political subdivisions were established with the assistance of an independent pricing service. They were based on available market data reflecting transactions of relatively small size and not necessarily indicative of the prices at which large amounts of particular issues could be readily sold or purchased.

    Included within securities available for sale is $76,020,500 and $72,322,000 in Federal Home Loan Bank stock at December 31, 2000 and 1999, respectively. Securities with a carrying value of approximately $1,204,804,000 and $1,166,348,000 at December 31, 2000 and 1999 respectively, were pledged for various purposes as required or permitted by law.

    Gross gains of $606,000, $595,000 and $2,961,000 and gross losses of $68,000, $98,000 and $1,512,000 were realized on sales of securities for 2000, 1999, and 1998, respectively.

    The amortized cost and market value of debt securities at December 31, 2000, by contractual maturity, are as follows. Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            Investment Securities    Securities Available For Sale
                                                           ----------------------    ------------------------------
                                                           Amortized      Market       Amortized           Market
                                                             Cost          Value         Cost               Value
                                                           ---------     --------     ----------         ----------
                                                                             (In thousands)
                    Due in one year or less ............    $ 3,828       $ 4,338     $   99,083         $   98,857
                    Due after one year through five
                    years ..............................     17,460        19,751        157,723            160,743
                    Due after five years through ten
                    years ..............................      4,982         5,341         68,654             70,730
                    Due after ten years ................      5,646         3,188        160,263            153,437
                                                            -------       -------     ----------         ----------
                              Total ....................     31,916        32,618        485,723            483,767
                                                            -------       -------     ----------         ----------
                    Mortgage-backed securities .........     15,132        15,253        909,223            902,204

     Equity securities .......         --         --       83,713        83,713
                                  -------    -------   ----------    ----------
               Total .........    $47,048    $47,871   $1,478,659    $1,469,684
                                  =======    =======   ==========    ==========

4.  Loans

A summary of loans follows:

                                                      2000         1999
                                                  -----------  -----------
                                                       (In thousands)
                 Commercial, financial and
                  agricultural ...............    $ 1,264,281  $ 1,171,157
                 Real estate-commercial ......      3,208,911    2,543,532
                 Real estate-construction ....      1,700,281    1,435,783
                 Real estate-residential .....      2,697,934    2,658,922
                 Installment and consumer ....        278,739      306,593
                 Other .......................        493,156      303,648
                                                  -----------  -----------
                   Subtotal ..................      9,643,302    8,419,635
                 Unearned income .............           (348)        (410)
                                                  -----------  -----------
                           Total .............    $ 9,642,954  $ 8,419,225
                                                  ===========  ===========

    BancGroup's lending is concentrated throughout Alabama, Georgia, Florida, Texas and Nevada and repayment of these loans is in part dependent upon the economic conditions in the respective regions of these states. Management does not believe the loan portfolio contains concentrations of credits either geographically or by borrower, which would expose BancGroup to unacceptable amounts of risk. Management continually evaluates the potential risk in all segments of the portfolio in determining the adequacy of the allowance for loan losses. Other than concentrations of credit risk in commercial real estate and residential real estate loans in general, management is not aware of any significant concentrations.

    Loans classified as commercial real estate loans are loans which are collateralized by real estate and substantially dependent upon cash flow from income-producing improvements attached to the real estate. For BancGroup, these primarily consist of apartments, hotels, office buildings, warehouses, shopping centers, amusement/recreational facilities, one-to-four family residential housing developments, and health service facilities.

    Commercial Real Estate loans are underwritten based on projected cash flows and loan-to-appraised-value ratios of 80% or less. The risks associated with commercial real estate loans primarily relate to real estate values in local market areas, the equity investments of borrowers, and the borrowers' experience and expertise. BancGroup has diversified its portfolio of commercial real estate loans with less than 10% of its total loan portfolio concentrated in any of the above-mentioned income producing activities.

    Residential Real Estate loans consist of loans made to finance one-to-four family residences and home equity loans on residences. BancGroup may loan up to 90 to 95% of appraised value on these loans without other collateral or security. The principal risks associated with one-to-four family residential loans are the borrowers' debt coverage ratios and real estate values.

    Real Estate construction loans include loans to finance single family and multi-family residential as well as nonresidential real estate. Loan-to-value ratios for these loans do not exceed 80% to 85%. The principal risks associated with these loans are related to the borrowers' ability to complete the project, local market demand, the sales market, presales or preleasing, and permanent loan commitments. BancGroup evaluates presale requirements, preleasing rates, permanent loan take-out commitments, as well as other factors in underwriting construction loans.

    BancGroup evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by BancGroup upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, residential houses and income-producing commercial properties. No additional credit risk exposure, relating to outstanding loan balances, exists beyond the amounts shown in the consolidated statement of condition at December 31, 2000. In the normal course of business, loans are made to officers, directors, principal shareholders and to companies in which they own a significant interest. Loan activity to such parties with an aggregate loan balance of more than $60,000 during the year ended December 31, 2000 are summarized as follows:

                  Balance                              Balance
                   1/1/00    Additions   Reductions    12/31/00
                  --------   ---------   ----------    --------
                                 (In thousands)
                  $ 19,289    $ 14,802    $ 13,601     $ 20,490

    At December 31, 2000 and 1999, the recorded investment in loans for which impairment has been recognized totaled approximately $29,455,000 and $23,337,000, respectively, and these loans had a corresponding valuation allowance of $14,501,000 and $13,787,000, respectively. The impaired loans were measured for impairment based primarily on the value of underlying collateral. For the years ended December 31, 2000 and 1999, the average recorded investment in impaired loans was approximately $29,144,000 and $21,176,000. The amount of interest recognized on impaired loans during the portion of the year that they were impaired was not significant for either 2000 or 1999.

    BancGroup uses several factors in determining if a loan is impaired. Generally, nonaccrual loans as well as loans classified by internal loan review are reviewed for impairment. The internal asset classification procedures include a thorough review of significant loans and lending relationships, and include the accumulation of related data. This data includes loan payment status, borrower's financial data, collateral value and borrower's operating factors such as cash flows, operating income or loss, etc.

    BancGroup's international banking department engages in confirming letters of credit with top-tier banks in Latin America and direct disbursements to those banks from U.S. customers. Loans outstanding at December 31, 2000 and 1999, totaled approximately $125 million and $99 million, respectively. However, due to the immaterial balance of these loans in relation to total loans, these amounts will not be disclosed in the table(s) separately.

    BancGroup established a mortgage warehouse lending department in the third quarter of 1998. This department provides lines of credit collateralized by residential mortgage loans to top tier mortgage companies, predominately in the Southeast. Loans outstanding at December 31, 2000 and 1999 were $377 million and $173 million, respectively. These loans are categorized as "Other" on the loan summary chart above.

5. Allowance for Loan Losses

An analysis of the allowance for loan losses is as follows:

                                                  2000       1999       1998
                                               ---------  ---------  ---------
                                                        (In thousands)
        Balance, January 1 ................    $  99,027  $  85,079  $  73,047
        Addition due to acquisitions ......           --      2,035      1,840
        Provision charged to income .......       29,775     29,177     27,511
        Loans charged off .................      (23,447)   (24,435)   (23,435)
        Recoveries ........................        4,700      7,171      6,116
                                               ---------  ---------  ---------
        Balance, December 31 ..............    $ 110,055  $  99,027  $  85,079
                                               =========  =========  =========

6. Discontinued Operations

    On July 17, 2000, the Board of Directors of BancGroup approved a letter of intent with a third party to sell the rights to service approximately $5 billion of mortgage loans serviced by Colonial Bank. This sale was completed on August 28, 2000. Final transfer of servicing was completed in the fourth quarter of 2000. With the completion of this transaction, along with previous sales of mortgage servicing related to loans with outstanding balances of $9 billion and $3 billion at March 31, 2000 and December 31, 1999, respectively, BancGroup exited the mortgage servicing business.

    These non-recourse sales agreements provide for BancGroup to subservice (generally for up to 90 days) the loans for a fee designed to cover BancGroup's cost of servicing. As of December 31, 2000, BancGroup has completed the transfer of all servicing and subservicing to the purchasers thereof. As of December 31, 2000 and 1999, $17 million and $27 million, respectively, of amounts due from the aforementioned purchasers is included in Other Assets.

BancGroup recorded a loss on disposal of the discontinued operations of $4.3 million after tax. The results of the mortgage servicing business have been classified as discontinued operations in the accompanying financial statements. Loss from discontinued operations, net of income taxes, for the year ended December 31, 2000 was approximately $743,000.

7. Mortgage Servicing Rights

An analysis of mortgage servicing rights and the related valuation reserve is as follows:

                                                              2000       1999
                                                           ---------- ----------
                                                              (In thousands)
                        Mortgage Servicing Rights
                        Balance, January 1 ..............  $ 265,888  $ 221,798
                        Additions .......................        981     90,078
                        Scheduled amortization ..........    (13,432)   (34,478)
                        Hedge losses applied, net .......    (49,725)    53,672
                        Sales ...........................   (203,712)   (65,182)
                                                           ---------  ---------
                        Balance, December 31 ............  $       0  $ 265,888
                                                           =========  =========
                        Valuation Reserve
                        Balance, January 1 ..............  $  27,483  $  38,329
                        Additions/(Reductions), net .....    (27,483)   (10,846)
                                                           ---------  ---------
                        Balance, December 31 ............          0     27,483
                                                           ---------  ---------
                        Mortgage Servicing Rights, Net ..  $       0  $ 238,405
                                                           =========  =========

         As of December 31, 1999, BancGroup serviced or subserviced approximately $15.2 billion of loans for third parties. The estimated fair value of MSR closely approximated the amounts reflected in the financial statements.

         As a result of the previously discussed plan to exit the mortgage servicing business, all hedges related to MSR were liquidated during the third quarter of 2000.

8. Financial Instruments with Off-Balance-Sheet Risk

    BancGroup is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to manage interest rate risk. These financial instruments include loan commitments, standby letters of credit, obligations to deliver and sell mortgage loans, options on interest rate futures, interest rate floors and principal only strips. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

    BancGroup's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and obligations to deliver and sell mortgage loans is represented by the contractual amount of those instruments. BancGroup uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. BancGroup has no significant concentrations of credit risk with any individual counterparty to originate loans. The total amounts of financial instruments with off-balance sheet risk as of December 31, 2000 and 1999 are as follows:

                                                                                Contract Amount
                                                                             -----------------------
                                                                                2000         1999
                                                                             -----------  ----------
                                                                                (In thousands)
              Financial instruments whose contract amounts represent
                Credit risk:

              Loan commitments ...........................................   $1,964,816   $2,313,293
              Standby letters of credit ..................................      258,962      184,787

    Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit and funding loan commitments is essentially the same as that involved in extending loan facilities to customers.

    BancGroup has entered into third party correspondent relationships for the sale of its retail production of fixed rate mortgage loans which substantially reduces the need to hedge the interest rate risk associated with the production and sale of such loans. The correlation between the price of the inventory of mortgage loans held for sale and the related sales agreements is high due to the similarity of the asset and the related arrangements.

    For the financial contracts listed below, BancGroup's exposure to interest rate risk is mitigated by the expected inverse relationship these instruments have with mortgage servicing rights.

    The following summarizes the notional amounts of BancGroup's derivative contracts:

                                                                                            Interest
                                            Call         Put                       CMT        Rate         PO
                                           Options     Options     Futures       Floors      Strips      Strips   CMS Floors
                                         ----------  ----------  ----------   -----------  ----------   --------  ----------
                                                                            (In thousands)

           Balance, January 1, 1998 ...  $       --  $       --  $       --   $        --  $       --   $     --   $     --
           Additions ..................     369,000     426,000     648,000            --          --         --         --
           Dispositions/Expirations ...    (170,500)   (123,000)   (305,000)           --          --         --         --
                                         ----------  ----------  ----------   -----------  ----------   --------   --------
           Balance, December 31,
             1998 .....................     198,500     303,000     343,000            --          --         --         --
           Additions ..................          --          --          --     1,730,000     176,000     75,000    293,000
           Dispositions/Expirations ...    (198,500)   (303,000)   (343,000)   (1,275,000)   (176,000)    (3,697)        --
                                         ----------  ----------  ----------   -----------  ----------   --------   --------
           Balance, December 31,
             1999 .....................          --          --          --       455,000          --     71,303    293,000
           Dispositions/Expirations ...          --          --          --      (455,000)         --    (71,303)  (293,000)
                                         ----------  ----------  ----------   -----------  ----------   --------   --------
           Balance, December 31,
           2000 .......................  $       --  $       --  $       --   $        --  $       --   $     --   $     --
                                         ==========  ==========  ==========   ===========  ==========   ========   ========


    Prior to the discontinuation of mortgage servicing activities, these instruments were used by BancGroup to protect the value of its investment in mortgage servicing rights from the effects of increased prepayment activity that generally results from declining rates.

9. Premises and Equipment

Premises and equipment are summarized as follows:

                                                                             2000        1999
                                                                         ----------- ----------
                                                                              (In thousands)
                Land ................................................    $   42,611  $   41,820
                Bank premises .......................................       117,314     116,631
                Equipment ...........................................       105,591     108,058
                Leasehold improvements ..............................        27,397      25,047
                Construction in progress ............................         6,350       4,646
                Automobiles and airplane ............................        18,248      18,310
                                                                         ----------  ----------
                          Total .....................................       317,511     314,512
                Less accumulated depreciation and amortization ......      (125,167)   (117,090)
                                                                         ----------  ----------
                Premises and equipment, net .........................    $  192,344  $  197,422
                                                                         ==========  ==========

10. Short-Term Borrowings

Short-term borrowings are summarized as follows:

                                                                            2000        1999       1998
                                                                        -----------  ---------   ---------
                                                                                   (In thousands)
                FHLB borrowings .....................................   $   425,000  $  490,000  $ 769,987
                Federal funds purchased and securities sold under
                 repurchase Agreements ..............................     1,154,417     452,532    482,007
                Reverse Repurchase Agreements .......................        89,144     150,571    184,834
                Current maturities of FHLB advances .................       225,527     100,521     50,840
                Other short-term borrowings .........................         3,470         225     25,299
                                                                        -----------  ----------  ---------
                              Total .................................   $ 1,897,558  $1,193,849  $1,512,967
                                                                        ===========  ==========  ==========

    At December 31, 2000 and 1999, BancGroup had reverse repurchase agreements outstanding in the amount of $89 million and $151 million, respectively (Note
11). This debt corresponds to securities purchased under resale agreements with other financial institutions.

    BancGroup is a member of the Federal Home Loan Bank ("FHLB"). At both December 31, 2000 and 1999, BancGroup had FHLB borrowings of $1.2 billion outstanding of which $574 million and $592 million, respectively, (Note 11) are included in long-term debt with the remaining portion included in short-term borrowings, leaving credit availability at December 31, 2000 of $157 million based on current collateral. FHLB has a blanket lien on BancGroup's 1-4 family mortgage loans in the amount of the outstanding debt.

    During 1999, BancGroup entered into a revolving credit facility with an unaffiliated financial institution totaling $25 million of which $3 million was outstanding at December 31, 2000. This facility bears interest at 0.85% above LIBOR and expires in July 2001. At December 31, 1998, BancGroup had an outstanding term note with an unaffiliated financial institution in the amount of $25 million. This term note was paid in full upon maturity on June 30, 1999, and bore interest at a rate of 1% above LIBOR. Other short-term borrowings also includes a $500,000 line of credit with an unaffiliated financial institution, of which $470,000 and $225,000, respectively were outstanding at December 31, 2000 and 1999.

    Additional details regarding short-term borrowings (excluding current maturities of long-term debt) are shown below:

                                                     Maximum                             Average
                                                   Outstanding                Average   Interest
                                                     At Any       Average    Interest    Rate At
                                                    Month End     Balance      Rate     Year End
                                                  ------------ -----------   --------- ----------
                                                                  (In thousands)
        2000
        FHLB borrowings .......................   $ 1,102,521  $   834,524     6.52%      6.86%
        Other short-term borrowings ...........     1,357,858    1,139,843     6.25       6.49
                                                  -----------  -----------     ----       ----
                                                  $ 2,460,379  $ 1,974,367     6.32%      6.57%
                                                  ===========  ===========     ====       ====
        1999
        FHLB borrowings .......................    $1,374,892  $   530,685     5.27%      5.87%
        Other short-term borrowings ...........       830,056      775,570     5.00       5.30
                                                  -----------  -----------     ----       ----
                                                  $ 2,204,948  $ 1,306,255     5.11%      5.54%
                                                  ===========  ===========     ====       ====
        1998
        FHLB borrowings .......................   $   901,149  $   554,629     5.62%      5.29%
        Other short-term borrowings ...........       603,884      453,510     5.27       4.96
                                                  -----------  -----------     ----       ----
                                                  $ 1,505,033  $ 1,008,139     5.47%      5.15%
                                                  ===========  ===========     ====       ====

11. Long-Term Debt

    Long-term debt is summarized as follows:

                                                              2000       1999
                                                           ---------  ---------
                                                              (In thousands)

        7 1/2% Convertible Subordinated Debentures ......  $   3,030  $   3,178
        7% Convertible Subordinated Debentures ..........      1,145      1,145
        Variable Rate Subordinated Debentures ...........      7,725      7,725
        Subordinated Notes ..............................    100,000    100,000
        Trust Preferred Securities ......................     73,000     72,500
        FHLB Advances ...................................    574,022    591,549
        Reverse Repurchase Agreements ...................    102,325    132,325
        REMIC Bonds                                               --      2,649
        Promissory Note .................................      1,000         --
                                                           ---------  ---------
        Total ...........................................  $ 862,247  $ 911,071
                                                           =========  =========

    The 7 1/2% Convertible Subordinated Debentures due March 31, 2011 ("1986 Debentures") issued in 1986 are convertible at any time into shares of BancGroup Common Stock, at the conversion price of $7.00 principal amount of 1986 Debentures, subject to adjustment upon the occurrence of certain events, for each share of stock received. The 1986 Debentures are redeemable at the option of BancGroup at the face amount plus accrued interest. In the event all of the remaining 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, approximately 433,000 shares of such Common Stock would be issued.

    The 7% Convertible Subordinated Debentures due December 31, 2004 ("1994 Debentures"), were issued by D/W Bankshares prior to being merged into BancGroup. The 1994 Debentures are convertible into BancGroup Common Stock, at the conversion price of $7.58 principal amount of the 1994 Debentures, subject to adjustment upon occurrence of certain events, for each share of stock received. In the event all of the remaining 1994 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1994 Indenture, approximately 151,000 shares of such Common Stock would be issued.

    In connection with the ASB Bancshares, Inc. acquisition, on February 5, 1998, BancGroup issued $7,725,000 of variable rate subordinated debentures due February 5, 2008 ("1998 Debentures"). These variable rate subordinated debentures bear interest equal to the New York Prime Rate minus 1% (but in no event less than 7% per annum).

    On March 15, 1999, BancGroup issued $100 million of subordinated notes, due March 15, 2009. The notes bears interest at 8.00% and are not subject to redemption prior to maturity.

    On January 29, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securities. The securities bear interest at 8.92% and are subject to redemption by BancGroup, in whole or in part at any time after January 29, 2007 until maturity in January 2017. Circumstances are remote that redemption will occur prior to maturity.

    During 1999, Manufacturers BancShares, Inc., prior to being merged in BancGroup, issued 250 shares of variable rate cumulative trust preferred securities through a special purpose trust, pursuant to a trust agreement dated December 10, 1999. The preferred securities were sold at a price of $10,000 per share. An additional 50 shares of preferred securities were sold during 2000. Distribution on each preferred security is payable at the annual rate of 8.75% through March 31, 2000 and LIBOR plus 2.5% after March 31, 2000. The preferred securities are subject to redemption by BancGroup, in whole or in part at any time on or after December 10, 2004 until maturity.

    The subordinated debentures, notes and Trust Preferred Securities described above are subordinate to substantially all remaining liabilities of BancGroup.

    BancGroup had long-term FHLB Advances (Note 10) outstanding of $574,022,000 and $591,549,000 at December 31, 2000 and 1999, respectively. These advances bear interest rates of 4.00% to 7.53% and mature from 2001 to 2013.

    BancGroup has received funds under reverse repurchase agreements with Morgan Stanley, Salomon Brothers and First Boston. At December 31, 2000, BancGroup had long-term reverse repurchase agreements outstanding of $102 million. These agreements, which are collateralized by mortgage-backed securities, bear interest rates of 5.80% to 6.03% and mature from 2001 to 2003.

Manufacturers BancShares, Inc., prior to being merged into BancGroup had an outstanding promissory note of $1,000,000 secured by a branch location. The note is interest only for one year beginning June 16,2000, with the principal and interest payments due quarterly and a final balloon payment due at maturity on June 16, 2011. Interest on the note is payable at LIBOR plus 1.5% and is adjusted quarterly.

    At December 31, 2000, long-term debt, including the current portion, is scheduled to mature as follows:

                                                          Consolidated
                                            Parent Only   BancGroup
                                            -----------  -------------
                                                 (In thousands)
          2001 .......................      $     --     $  255,527
          2002 .......................            31         14,293
          2003 .......................            23        119,462
          2004 .......................         1,170        226,240
          2005 .......................            27        111,357
          Thereafter .................        81,649        390,895
                                            --------     ----------
               Total .................      $ 82,900     $1,117,774
                                            ========     ==========
12. Capital Stock

    On July 15, 1998, BancGroup's Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend distributed on August 14, 1998. The stated par value was not changed from $2.50 per share. Accordingly, all prior period information has been restated to reflect the reclassification from additional paid in capital to common stock. Additionally, all share and per share amounts in earnings per share calculations have been restated to retroactively reflect the stock split.

    The Board of Directors is authorized to issue shares of the preference stock in one or more series, and in connection with such issuance, to establish the relative rights, preferences, and limitations of each such series. Stockholders of BancGroup may not act by written consent or call special meetings.

13. Regulatory Matters and Restrictions

    Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $135 million of retained earnings plus certain 2001 earnings would be available for distribution to BancGroup, from its subsidiaries, as dividends in 2001 without prior approval from the respective regulatory authorities.

    Colonial Bank is required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31, 2000, these deposits were not material to BancGroup's funding requirements.

    BancGroup and Colonial Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on BancGroup's financial position. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BancGroup and Colonial Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. BancGroup's and Colonial Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require BancGroup and Colonial Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000 and 1999, that BancGroup and Colonial Bank meet all capital adequacy requirements to which they are subject.

    As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized Colonial Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized BancGroup and Colonial Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed BancGroup's category. Actual capital amounts and ratios for BancGroup and Colonial Bank are also presented in the following table:


                                                                                                        To Be Well
                                                                                For                    Capitalized
                                                                               Capital                 Under Prompt
                                                                              Adequacy                  Corrective
                                                              Actual          Purposes               Action Provisions
                                                       --------------------   --------  --------  ----------------------
                                                        Amount      Ratio*     Amount    Ratio      Amount       Ratio
                                                       ---------   --------   --------  --------  ----------    --------
                                                                              (In thousands)
 As of December 31, 2000
  Total Capital (to risk weighted assets)
     Consolidated ..................................  $1,001,154    10.59%   $ 756,428   >/=8.0%   $945,536     >/=10.0%
     Colonial Bank .................................   1,001,906    10.60      756,024   >/=8.0     945,030     >/=10.0
  Tier I Capital (to risk weighted assets)
     Consolidated .................................      779,199     8.24      378,214   >/=4.0     567,321      >/=6.0
     Colonial Bank .................................     791,852     8.37      378,012   >/=4.0     579,272      >/=6.0
  Tier I Capital (to average assets)
     Consolidated ...............................        779,199     6.66      464,022   >/=4.0     580,028      >/=5.0
     Colonial Bank .................................     791,852     6.77      463,417   >/=4.0     579,272      >/=5.0
 As of December 31, 1999
  Total Capital (to risk weighted assets)
     Consolidated ..................................  $  929,123    11.31%   $ 657,472   >/=8.0%   $821,841     >/=10.0%
     Colonial Bank .................................     911,634    11.10      657,140   >/=8.0     821,426     >/=10.0
  Tier I Capital (to risk weighted assets)
     Consolidated ..................................     718,048     8.74      328,737   >/=4.0     493,105      >/=6.0
     Colonial Bank .................................     713,185     8.68      328,570   >/=4.0     542,667      >/=6.0
  Tier I Capital (to average assets)
     Consolidated ..................................     718,048     6.62      434,248   >/=4.0     542,809      >/=5.0
     Colonial Bank .................................     713,185     6.57      434,134   >/=4.0     542,667      >/=5.0

- ----------

*  These ratios are subject to regulatory review

14. Leases

    BancGroup and its subsidiaries have entered into certain noncancellable leases for premises and equipment used in connection with its operations. The majority of these noncancellable lease agreements contain renewal options for varying periods at the same or renegotiated rentals, and several contain purchase options at fair value. Future minimum lease payments under all noncancellable operating leases with initial or remaining terms (exclusive of renewal options) of one year or more at December 31, 2000 were as follows:

                                                                (In thousands)
          2001 ...............................................     $ 15,459
          2002 ...............................................       12,534
          2003 ...............................................       18,023
          2004 ...............................................        9,350
          2005 ...............................................       10,267
          Thereafter .........................................       36,195
                                                                   --------
                    Total ....................................     $101,828
                                                                   ========

    Rent expense for all leases amounted to $16,982,000 in 2000, $14,828,000 in 1999 and $16,437,000 in 1998, respectively.

15. Employee Benefit Plans

    BancGroup and subsidiaries are participants in a pension plan that covers most employees who have met certain age and length of service requirements. BancGroup's policy is to contribute annually an amount that can be deducted for federal income tax purposes using the frozen entry age actuarial method. Actuarial computations for financial reporting purposes are based on the projected unit credit method.

    Employee pension benefit plan status at December 31:

                                                                              2000      1999
                                                                            --------  --------
               Change in benefit obligation:
               Benefit obligation at January 1 .........................    $ 24,769  $ 21,541
               Service cost ............................................       2,932     2,951
               Interest cost ...........................................       2,039     1,712
               Actuarial gain (loss) ...................................         655      (342)
               Benefits paid ...........................................      (1,126)   (1,093)
                                                                            --------  --------
               Benefit obligation at December 31 .......................      29,269    24,769
                                                                            --------  --------

               Change in plan assets:
               Fair value of plan assets at January 1 ..................      22,927    20,655
               Actual return on plan assets ............................      (2,279)    3,365
               Employer contributions ..................................       1,608        --
               Benefits paid ...........................................      (1,126)   (1,093)
                                                                            --------  --------
               Fair value of plan assets at December 31 ................      21,130    22,927
                                                                            --------  --------
               Funded status at December 31 ............................      (8,139)   (1,842)
               Unrecognized net actuarial loss (gain) ..................       2,413    (2,603)
               Unrecognized prior service cost .........................          20        19
                                                                            --------  --------
               Accrued benefit cost at December 31 .....................    $ (5,706) $ (4,426)
                                                                            ========  ========

                                                                              2000     1999      1998
                                                                              ----     ----      ----
               Weighted-average assumptions as of December 31:
               Discount Rate ...............................................  7.25%    7.25%     6.75%
               Expected return on plan assets ..............................  9.00     9.00      9.00
               Rate of compensation increase ...............................  4.50     4.50      4.00

                                                                                         2000      1999      1998
                                                                                       --------  --------  --------
               Components of net periodic benefit cost for the year ended
               December 31:
               Service cost .......................................................    $  2,932  $  2,951  $  2,095
               Interest cost ......................................................       2,039     1,712     1,370
               Expected return on plan assets .....................................      (2,081)   (1,957)   (1,691)
               Actuarial gain .....................................................          (1)       (1)     (163)
                                                                                       --------- --------  --------
               Net annual benefit cost ............................................    $  2,889  $  2,705  $  1,611
                                                                                       ========  ========  ========

    At both December 31, 2000 and 1999, the pension plan assets included investments of 164,520 shares of BancGroup Common Stock representing 8% and 7% of pension plan assets, respectively. At December 31, 2000, BancGroup Common Stock included in pension plan assets had a cost and market value of approximately $616,429 and $1,768,590, respectively. Pension plan assets are distributed with approximately 12% in Cash and Cash Equivalents, 10% in U.S. Government and agency issues, 18% in Corporate bonds, 52% in equity securities (including BancGroup Common Stock) and 8% in mutual funds.

    BancGroup also has an incentive savings plan (the "Savings Plan") for all of the employees of BancGroup and its subsidiaries. The Savings Plan provides certain retirement, death, disability and employment benefits to all eligible employees and qualifies as a deferred arrangement under Section 401(k) of the Internal Revenue Code. Participants in the Savings Plan make basic contributions and may make supplemental contributions to increase benefits. BancGroup contributes a minimum of 50% of the basic contributions made by the employees and may make an additional contribution from profits on an annual basis. An employee's interest in

BancGroup's contributions becomes 100% vested after five years of participation in the Savings Plan. Participants have options as to the investment of their Savings Plan funds, one of which includes purchase of Common Stock of BancGroup. Charges to operations for this plan and similar plans of combined banks amounted to approximately $2,023,000, $2,200,000 and $1,794,000 for 2000, 1999 and 1998,
respectively.

16. Stock Plans

    The 1992 Incentive Stock Option Plan ("the 1992 Plan") provides an incentive to certain officers and key management employees of BancGroup and its subsidiaries. Options granted under the 1992 Plan must be at a price not less than the fair market value of the shares at the date of grant. All options expire no more than ten years from the date of grant, or three months after an employee's termination. On April 19, 2000, management proposed, and shareholders approved an increase in the number of shares eligible to be issued under the 1992 ISO Plan from 4.2 million to 5.7 million. At December 31, 2000 and 1999, approximately 3,258,000 and 601,000, respectively, remained available for the granting of options under the 1992 Plan.

    The 1992 Nonqualified Stock Option Plan ("the 1992 Nonqualified Plan") provides an incentive to directors, officers and employees of BancGroup and its subsidiaries. Options granted under the 1992 Nonqualified Plan must be at a price not less than 85% of the fair market value of the shares at the date of grant. All options expire no more than ten years after the date of grant, or three months after an employee's termination. An aggregate of 3,200,000 shares of Common Stock is reserved for issuance under the 1992 Nonqualified Plan. At December 31, 2000 and 1999, approximately 2,269,000 and 2,432,000 shares, respectively remained available for the granting of options under the 1992 Nonqualified Plan.

    Prior to 1992, BancGroup had both a qualified incentive stock option plan ("Plan") under which options were granted at a price not less than fair market value and a nonqualified stock option plan ("Nonqualified Plan") under which options were granted at a price not less than 85% of fair market value. All options under the plans expire ten years from the date of grant, or three months after the employee's termination. Although options previously granted under these plans may be exercised, no further options may be granted.

    Pursuant to the various business combinations, BancGroup assumed qualified stock options and non-qualified stock options according to the respective exchange ratios.

    Certain options issued during 2000 and 1999 under the 1992 Nonqualified Plan and the 1992 Plan have vesting requirements. In order to fully vest in the options granted, the option recipients are required to remain in the employment of BancGroup (subject to certain exemptions) for periods of between one and five years (These options become exercisable on a pro-rata basis over a period of one to five years) or attain certain performance criteria.

    Following is a summary of the transactions in Common Stock under these plans for the years ended December 31, 2000, 1999 and 1998.

                                                                       Qualified Plans(1)             Nonqualified Plans(1)
                                                                 ------------------------------  ------------------------------
                                                                               Weighted Average               Weighted Average
                                                                   Shares       Exercise Price      Shares     Exercise Price
                                                                 ----------    ----------------  ----------   -----------------
       Outstanding at December 31, 1997 .....................       963,298       $  8.181        2,770,901       $  3.801
       Assumed in business combinations
         (at $2.378-- $5.9758 per share) ....................       920,179          4.519          226,700          4.419
       Granted (at $7.585-- $18.20315 per share) .............    1,695,000         13.821          132,000         12.366
       Exercised (at $1.54-- $12.125 per share) ..............     (567,459)         4.913         (946,242)         3.426
       Cancelled (at $8.578-- $17.1875 per share) ............     (105,280)        13.778          (30,000)         9.995
                                                                 ----------       --------       ----------       --------
       Outstanding at December 31, 1998 ......................    2,905,738         10.747        2,153,359          4.469
       Granted (at $10.50-- $14.5625 per share) ..............    1,209,500         12.385          200,000         11.016
       Exercised (at $1.54-- $12.125 per share) ..............     (458,295)         4.979         (430,418)         4.076
       Cancelled (at $2.378-- $18.2032 per share).............     (163,811)        12.863          (82,319)         8.184
                                                                 ----------       --------       ----------       --------
       Outstanding at December 31, 1999 .....................     3,493,132         11.762        1,840,622          5.220
       Granted (at $8.3438 -- $11.03 per share)                     480,225         10.055          276,024          9.757
       Exercised (at $1.54 -- $10.50 per share) ..............     (109,325)         5.499       (1,153,291)         3.318
       Cancelled (at $5.00 -- $18.2032 per share).............   (1,615,167)        14.290         (185,192)         8.994
                                                                 ----------       --------       ----------       --------
       Outstanding at December 31, 2000 ......................    2,248,865       $  9.865          778,163       $  8.766
                                                                 ==========       ========       ==========       ========

- ----------
(1) This table includes those plans assumed pursuant to various business combinations according to the respective exchange ratios.

    At December 31, 2000, the total shares outstanding and exercisable under these option plans were as follows:

                                                 Options Outstanding                           Options Exercisable
                                 --------------------------------------------------   -----------------------------------
                                                Weighted
                                                 Average     Weighted                   Number
                                    Number      Remaining     Average    Aggregate    Exercisable   Average     Aggregate
     Range of                     Outstanding     Life       Exercise     Option          At       Exercise      Option
     Exercise Prices              At 12/31/00  (in years)      Price       Price       12/31/00      Price        Price
     ---------------             ------------  ----------  ----------- ------------   ----------  ----------  -----------
     $3.03-- $4.34 ............     162,698       1.58     $   4.2725  $    695,127     111,626   $  4.2256   $   471,687
     $4.625-- $7.358 ..........     442,074       3.36         5.6340     2,490,641     236,970      6.1684     1,461,732
     $8.3438-- $10.50 .........   1,501,306       4.53        10.0037    15,018,602     386,528      9.6348     3,748,197
     $11.0313-- $12.25 ........     871,750       7.90        11.4929    10,018,945     293,300     11.5927     3,469,681
     $12.2813-- $18.1560 ......      49,200       7.17        15.9146       783,000      25,800     16.2776       419,963
                                   --------       ----     ----------  ------------   ---------   ---------   -----------
              Total ...........   3,027,028       5.21     $   9.5824  $ 29,006,315   1,054,224   $  9.0790   $ 9,571,260
                                  =========       ====     ==========  ============   =========   =========   ===========

    As permitted by Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 23), BancGroup has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Incentive Plan. For the Nonqualified Plan, compensation expense is recognized for the difference between exercise price and market price at grant date of the shares as the shares become exercisable. Had compensation cost for BancGroup's Plans been determined based on the fair value at the grant dates for awards under the Plan, BancGroup's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                     As            Pro
                                                  Reported        Forma
                                                 ----------      -------
                                                           2000
     Net income ...............................   $115,120     $ 113,720
     Earnings per share (basic) ...............       1.00          0.99

                                                           1999
     Net income ...............................   $121,563     $ 118,754
     Earnings per share (basic) ...............       1.05          1.03

                                                           1998
     Net income ...............................   $ 56,391     $  54,936
     Earnings per share (basic) ...............       0.50          0.48

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998, respectively: dividend yield of 3.16%, 3.13%, and 2.50%; expected volatility of 42%, 32%, and 25% for 2000,
1999, and 1998; risk-free interest rates of 5.82%, 5.43%, and 5.06% for 2000,
1999, and 1998, respectively; and expected lives of ten years. The weighted average fair values of options granted during 2000, 1999, and 1998 were $3.52, $3.89, and $3.66, respectively.

    In 1987, BancGroup adopted the Restricted Stock Plan for Directors ("Directors Plan") whereby directors of BancGroup and its subsidiary banks may receive Common Stock in lieu of cash director fees. The election to participate in the Directors Plan is made at the inception of the director's term except for BancGroup directors who make their election annually. Shares earned under the plan for regular fees are issued quarterly while supplemental fees are issued annually. All shares become vested at the expiration of the director's term. During 2000, 1999, and 1998, respectively, 90,603, 60,435, and 79,092 shares of
Common Stock were issued under the Directors Plan, representing approximately $1,079,000, $724,000, and $819,000 in directors' fees for 2000, 1999, and 1998, respectively.

    In 1992, BancGroup adopted the Stock Bonus and Retention Plan to promote the long-term interests of BancGroup and its shareholders by providing a means for attracting and retaining officers, employees and directors by awarding Restricted Stock which shall vest either over a stated time period or based upon performance criteria. A total of $1,099,000, $745,000, and $1,123,000 in compensation expense was charged to operations under this plan for the years ended December 31, 2000, 1999, and 1998, respectively. During 2000, 1999, and 1998 the Company awarded 251,000, 20,100, and 123,960 shares, respectively, under the Stock Bonus and Retention Plan having weighted average market value at grant date of $10.50, $13.60, and $17.19, respectively. An aggregate of 3,000,000 shares has been reserved for issuance under this Plan. There were 288,405 shares outstanding under this plan at December 31, 2000.

    In 1994, BancGroup adopted the Employee Stock Purchase Plan which provides employees of BancGroup, who work in excess of 29 hours per week, with a convenient way to become shareholders of BancGroup. The participant authorizes a regular payroll deduction of not less than $10 or not more than 10% of salary. The participant may also contribute whole dollar amounts of not less than $100 or not more than $1,000 each month toward the purchase of the stock at market price. There are 600,000 shares authorized for issuance under this Plan from authorized but unissued shares. An additional 400,000 may be acquired from time to time on the open market for issuance under the Plan. There were 211,617 shares issued and outstanding under this Plan at December 31, 2000.

    On November 30, 2000, the subcommittee approved a proposal to offer employees of BancGroup and its subsidiaries the opportunity to cancel certain options and be granted replacement options at least six months after the cancellation of the original options (the "Exchange Program"). Participation in the Exchange Program was at the sole discretion of the employee. The subcommittee included all employees with option exercise prices greater than $13.00. At December 31, 2000, there were approximately 866,000 shares that fell under the Exchange Program guidelines. As of March 1, 2001, 864,000 shares have been surrendered under this program.

    The subcommittee approved the Exchange Program with the goals of retaining valuable employees and reinstating some value to a portion of BancGroup's compensation and incentive strategy.

17. Contingencies

    BancGroup and its subsidiaries are from time to time defendants in legal actions from normal business activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at December 31, 2000 will have a materially adverse effect on BancGroup's financial statements.

18. Related Parties

    BancGroup and Colonial Bank lease premises, including their principal corporate offices, from companies partly owned by a principal shareholder of BancGroup. Amounts paid under these leases and agreements approximated $2,271,000, $2,925,000 and $3,717,000 in 2000, 1999 and 1998, respectively.

    During 2000, 1999 and 1998, BancGroup and its subsidiaries paid or accrued fees of approximately $1,416,000, $1,196,000 and $1,198,000, respectively, for legal services required of law firms in which a partner of the firm serves on the Board of Directors.

19. Acquisition Expense & Restructuring Charges

    In the first quarter of 1998, BancGroup reorganized executive management of its Florida regions. The reorganization resulted in a restructuring charge of $2.5 million. During the fourth quarter of 1998, the Company developed a plan to:

    .  Close certain unprofitable branches
    .  Sell five super-market branches
    .  Relocate and upgrade two other branches
    . Move the headquarters of the South Florida Region to downtown Miami and to consolidate the trust department into the South Florida headquarters to better serve its customer base.

    As a result of these actions BancGroup recognized a fourth quarter of 1998 restructuring charge of $6.3 million, which is net of $902,000 in reversals of unused reserves.

    The following is a summary of restructuring charges and activity for the years ended December 31, 2000, 1999, and 1998:

                                                                                        Lease       Accrued
                                                                    Reduction of     Termination   Severance
                                                                    Asset Values     Liabilities    & Other       Total
                                                                   --------------   -------------  ---------    ---------
                                                                                        (In thousands)
                 January 1, 1998 ...............................       $    --        $     --      $   --       $     --
                 Additions (expense) ...........................         4,395           3,240       2,052          9,687
                 Reversal of unused reserves ...................            --            (362)       (540)          (902)
                                                                       -------        --------      ------       --------
                 Net expense ...................................         4,395           2,878       1,512          8,785
                 Write-off of assets ...........................        (4,395)             --          --         (4,395)
                 Reductions (payments) .........................            --              --        (914)          (914)
                                                                       -------        --------      ------       --------
                 Balance at December 31, 1998 ..................            --           2,878         598          3,476
                                                                       -------        --------      ------       --------
                 Reductions (payments) .........................            --          (1,327)       (598)        (1,925)
                                                                       -------        --------      ------       --------
                 Balance at December 31, 1999 ..................       $    --        $  1,551      $   --       $  1,551
                                                                       =======        ========      ======       ========
                 Reductions (payments) .........................            --          (1,063)         --         (1,063)
                                                                       -------        --------      ------       --------
                 Balance at December 31, 2000 ..................       $    --        $    488      $   --       $    488
                                                                       =======        ========      ======       ========

    Additionally, the Company has recognized acquisition related expenses totaling $0, $1,307,000 and $12,750,000 for each of the years ended December 31, 2000, 1999 and 1998, respectively. These expenses relate primarily to transaction costs such as legal and accounting fees and incremental charges related to the integration of acquired banks, such as system conversion (including contract buy-outs and write off of equipment) and employee severance.

20. Other Expense

The following amounts were included in Other Expense:

                                                             2000      1999     1998
                                                           --------  --------  -------
                                                                 (In thousands)
                          FDIC and state assessments.....  $  2,005  $  1,677  $ 2,259
                          Advertising and public
                           relations .....................    7,908     7,863    9,226
                          Stationery, printing, and
                           supplies ......................    4,974     5,730    5,982
                          Telephone .....................     6,554     6,221    5,701
                          Legal .........................     4,707     4,634    5,360
                          Postage and courier ...........     6,867     6,795    6,058
                          Insurance .....................     1,451     1,507    1,616
                          Professional services .........     6,309     7,058    9,796
                          Travel ........................     3,575     3,636    4,722
                          Other .........................    18,796    14,754   12,869
                                                           --------  --------  -------
                                    Total ...............  $ 63,146  $ 59,875  $63,589
                                                           ========  ========  =======


21. Income Taxes

The components of the provision for income taxes were as follows:

                                                    2000      1999       1998
                                                  --------  --------  ---------
                                                         (In thousands)
                          Currently payable
                          Federal...............   $69,308   $67,139  $  45,717
                          State ................     1,309     2,345      4,072
                          Deferred .............    (4,127)    2,010    (17,646)
                                                   -------   -------  ---------
                                    Total ......   $66,490   $71,494  $  32,143
                                                   =======   =======  =========

    The provision for income taxes is presented in the income statement as follows:

                                                            2000       1999       1998
                                                          ---------  ---------  ---------
                           Continuing  operations......   $  69,556  $  69,360  $  38,527
                           Discontinued operations ....      (3,066)     2,134     (6,384)
                                                          ---------  ---------  ---------
                             Total ....................   $  66,490  $  71,494  $  32,143
                                                          =========  =========  =========

    The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

                                                                          2000     1999      1998
                                                                        -------- --------  --------
                                                                              (In thousands)
               Tax at statutory rate on pre-tax income..............    $63,791   $67,510   $30,979
               Add:
                 State income taxes, net of federal tax benefit ....        805     1,754     1,328
                 Amortization of net purchase accounting
                  adjustments ......................................      1,724     1,705     1,681
                 Other .............................................      4,256     3,097       367
                                                                        -------   -------   -------
                         Total .....................................     70,576    74,066    34,355
                                                                        -------   -------   -------
               Deduct:
                 Nontaxable interest income ........................      2,759     1,991     1,622
                 Other .............................................      1,327       581       590
                                                                        -------   -------   -------
                         Total .....................................      4,086     2,572     2,212
                                                                        -------   -------   -------
                 Total income taxes ................................    $66,490   $71,494   $32,143
                                                                        =======   =======   =======

    The components of BancGroup's net deferred tax asset as of December 31, 2000 and 1999, were as follows:

                                                                              2000      1999
                                                                             ------   -------
                                                                              (In thousands)
                          Deferred tax assets:
                            Allowance for loan losses.....................   $40,032  $ 36,696
                            Pension accrual in excess of contributions ...     2,205     2,227

                     Accumulated amortization and valuation
                      reserve for mortgage servicing rights .......        -     1,881
                     Other real estate owned write-downs ..........      390       519
                     Other liabilities and reserves ...............    4,634     4,985
                     Differences between financial reporting
                      and tax basis of net assets acquired.........      944       190
                     Accelerated tax depreciation .................      758     1,520
                     Unrealized loss on securities available
                      for sale ....................................    3,305    16,045
                     Other ........................................    1,438       535
                                                                     -------  --------
                          Total deferred tax asset ...............   $53,706  $ 64,598
                                                                     =======  ========
                    Deferred tax liabilities:
                     Cumulative accretion/discount on bonds .......  $ 1,253  $    620
                     Loan loss reserve recapture ..................      703     2,772
                     Other ........................................    1,510     2,354
                                                                     -------  --------
                          Total deferred tax liability ...........     3,466     5,746
                                                                     -------  --------
                          Net deferred tax asset .................   $50,240  $ 58,852
                                                                     =======  ========


    The net deferred tax asset is included as a component of accrued interest and other assets in the Consolidated Statement of Condition.

    BancGroup did not establish a valuation allowance related to the net deferred tax asset due to taxes paid within the carryback period being sufficient to offset future deductions resulting from the reversal of these temporary differences.

22. Earnings Per Share

    The following table reflects a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation:

                                                                                    Per Share
                                                    Income           Shares           Amount
                                                 -----------       ----------     -------------
                                                (Dollars in thousands, except per share amounts)
              2000
              Basic EPS
               Income from continuing
                operations.....................   $ 120,185         114,760          $  1.05
               Effect of dilutive securities
                 Options ......................                         296
                 Convertible debentures .......         192             597
                                                  ---------         -------          -------
               Diluted EPS ....................   $ 120,377         115,653          $  1.04
                                                  =========         =======          =======
              1999
              Basic EPS
               Income from continuing
                operations ....................   $ 118,036         115,579          $  1.02
               Effect of dilutive securities
                 Options ......................                       1,147
                 Convertible debentures .......         219             667
                                                  ---------         -------          -------
              Diluted EPS .....................   $ 118,255         117,393          $  1.01
                                                  =========         =======          =======
              1998
              Basic EPS
               Income from continuing
                operations ....................   $  66,839         113,905          $  0.59
               Effect of dilutive securities
                 Options ......................                       1,913
                 Convertible debentures .......         238             729
                                                  ---------         -------          -------
              Diluted EPS .....................   $  67,077         116,547          $  0.58
                                                  =========         =======          =======

23. Fair Value of Financial Instruments

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

    Cash and cash equivalents -- For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

    Investment securities and securities available for sale -- For debt securities and marketable equity securities held either for investment purposes or for sale, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

    Mortgage loans held for sale -- For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

    Derivatives -- Fair value is defined as the amount that the company would receive or pay to terminate the contracts at the reporting date. Market or dealer quotes were used to value the instruments.

    Loans -- For loans, the fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

    Deposits -- The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 2000 and 1999. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

    Short-term borrowings -- Rates currently available to BancGroup for borrowings with similar terms and remaining maturities are used to estimate fair value of existing borrowings.

    Long-term debt -- Rates currently available to BancGroup for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

    Commitments to extend credit and standby letters of credit -- The value of the unrecognized financial instruments is estimated based on the related fee income associated with the commitments, which is not material to BancGroup's financial statements at December 31, 2000 and 1999.

    The estimated fair values of BancGroup's financial instruments at December 31, 2000 and 1999 are as follows:

                                                                               2000                     1999
                                                                    ------------------------  ------------------------
                                                                      Carrying        Fair      Carrying       Fair
                                                                       Amount         Value      Amount        Value
                                                                    ------------  ----------  ------------  ----------
                                                                                      (In thousands)
                       Financial assets:
                         Cash and short-term investments ........   $    377,556  $   377,556  $   390,733  $   390,733
                         Securities available for sale ..........      1,469,684    1,469,684    1,509,868    1,509,868
                         Investment securities ..................         47,048       47,871       64,254       64,472
                         Mortgage loans held for sale ...........          9,866        9,866       33,150       33,150
                         Loans ..................................      9,642,954                 8,419,225
                         Less: allowances for loan losses .......       (110,055)                  (99,027)
                                                                    ------------  -----------  -----------  -----------
                         Loans, net .............................      9,532,899    9,554,572    8,320,198    8,107,328
                                                                    ------------  -----------  -----------  -----------
                                 Total ..........................   $ 11,437,053  $11,459,549  $10,318,203  $10,105,551
                                                                    ============  ===========  ===========  ===========
                       Financial liabilities:
                         Deposits ...............................   $  8,355,849  $ 8,366,425  $ 8,172,810  $ 8,161,079
                         Short-term borrowings ..................      1,897,558    1,898,669    1,193,849    1,179,940
                         Long-term debt .........................        862,247      851,543      911,071      876,949
                                                                    ------------  -----------  -----------  -----------
                                 Total ..........................   $ 11,115,654  $11,116,637  $10,277,730  $10,217,968
                                                                    ============  ===========  ===========  ===========
                       Derivatives:
                         CMT Floors .............................   $         --  $        --  $     3,114  $     3,114
                         PO Strips ..............................             --           --          167          167
                         CMS Floors .............................             --           --        3,046        3,046
                                                                    ------------  -----------  -----------  -----------
                                                                    $         --  $        --  $     6,327  $     6,327
                                                                    ============  ===========  ===========  ===========

24. Segment Information

    Through its wholly owned subsidiary, Colonial Bank, BancGroup had previously segmented its operations into two distinct lines of business: Commercial Banking and Mortgage Banking. In July 2000, the Company announced definitive plans to exit the mortgage banking business. As of December 31, 2000, all sales of mortgage servicing rights and transfers of underlying loans have been completed.

    Colonial Bank provides general banking services in 243 branches throughout 6 states.

    Operating results and asset levels of the two segments reflect those which are specifically identifiable or which are based on an internal allocation method. The two segments are designed around BancGroup's organizational and management structure, and while the assignments and allocations have been consistently applied for all periods presented, the results are not necessarily comparable to similar information published by other financial institutions.

    The following table reflects the approximate amounts of consolidated revenue, expense, and assets for the years ended December 31, for each segment:

Segment Data

                                                                                                         Discontinued
                                                                       Continuing Operations              Operations
                                                                  Commercial   Corporate/                  Mortgage   Consolidated
                                                                    Banking      Other*        Total       Banking      BancGroup
                                                                  ----------   ---------       -----     -----------  ------------
                                                                                      (Dollars in thousands)
       Year Ended December 31, 2000
       Interest income .....................................    $    918,076    $     --  $    918,076                 $   918,076
       Interest expense ....................................         510,733       7,021       517,754                     517,754
       Provision for loan losses ...........................          29,775          --        29,775                      29,775
       Noninterest income ..................................          77,849          36        77,885                      77,885
       Amortization and depreciation .......................          31,483        (418)       31,065                      31,065
       Noninterest expense .................................         223,325       4,301       227,626                     227,626
                                                                ------------    --------  ------------    ---------    -----------
       Income from continuing operations
          before income taxes ..............................         200,609     (10,868)      189,741                     189,741
       Income taxes ........................................          72,420      (2,864)       69,556                      69,556
                                                                ------------    --------  ------------    ---------    -----------
       Income from continuing operations....................         128,189      (8,004)      120,185                     120,185
       Income (loss) from discontinued operations and
          loss on disposal (net of taxes)...................              --          --            --       (5,065)        (5,065)
                                                                ------------    --------  ------------    ---------    -----------
                 Net Income (loss) .........................    $    128,189    $ (8,004) $    120,185    $  (5,065)   $   115,120
                                                                ============    ========  ============    =========    ===========
       Identifiable Assets .................................    $ 11,951,864    $ 12,701  $ 11,964,565    $  35,056    $11,999,621
       Capital Expenditures ................................    $     22,077    $      0  $     22,077    $       0    $    22,077

       Year Ended December 31, 1999
       Interest income .....................................    $    766,038    $     --  $    766,038                 $   766,038
       Interest expense ....................................         377,626       7,265       384,891                     384,891
       Provision for loan losses ...........................          29,177          --        29,177                      29,177
       Noninterest income ..................................          75,128         213        75,341                      75,341
       Amortization and depreciation .......................          27,928        (408)       27,520                      27,520
       Noninterest expense .................................         209,041       3,354       212,395                     212,395
                                                                ------------    --------  ------------    ---------    -----------
       Income from continuing operations before
         income taxes ......................................         197,394      (9,998)      187,396                     187,396
       Income taxes ........................................          73,041      (3,681)       69,360                      69,360
                                                                ------------    --------  ------------    ---------    -----------
       Income from continuing operations....................         124,353      (6,317)      118,036                     118,036
       Income (loss) from discontinued operations and
          loss on disposal (net of taxes)...................              --          --            --        3,527          3,527
                                                                ------------    --------  ------------    ---------    -----------
                 Net Income (loss) .........................    $    124,353    $ (6,317) $    118,036    $   3,527    $   121,563
                                                                ============    ========  ============    =========    ===========
       Identifiable Assets .................................    $ 10,743,914    $ 12,493  $ 10,756,407    $ 341,416    $11,097,823
       Capital Expenditures ................................    $     40,858    $     34  $     40,892          451    $    41,343

       Year Ended December 31, 1998
       Interest income .....................................    $    676,475    $    (19) $    676,456                 $   676,456
       Interest expense ....................................         333,015       6,750       339,765                     339,765
       Provision for loan losses ...........................          27,511          --        27,511                      27,511
       Noninterest income ..................................          61,346      (1,103)       60,243                      60,243
       Amortization and depreciation .......................          25,414        (283)       25,131                      25,131
       Noninterest expense .................................         236,475       2,451       238,926                     238,926
                                                                ------------    --------  ------------    ---------    -----------
       Income from continuing operations
          before income taxes ..............................         115,406     (10,040)      105,366                     105,366
       Income taxes ........................................          41,497      (2,970)       38,527                      38,527
                                                                ------------    --------  ------------    ---------    -----------
       Income from continuing operations....................          73,909      (7,070)       66,839                      66,839
       Income (loss) from discontinued operations and
          loss on disposal (net of taxes)...................              --          --            --      (10,448)       (10,448)
                                                                ------------    --------  ------------    ---------    -----------
                 Net Income (loss) .........................    $     73,909    $ (7,070) $     66,839    $ (10,448)        56,391
                                                                ============    ========  ============    =========    ===========
       Identifiable Assets .................................    $  9,672,516    $ 12,160  $  9,684,676    $ 936,562    $10,621,238
       Capital Expenditures ................................    $     47,171    $     95  $     47,266    $   1,636    $    48,902

_________
* Includes eliminations of certain intercompany transactions.

25. Condensed Financial Information of the Colonial BancGroup, Inc. (Parent Company Only)

Statement of Condition

                                                                                   December 31,
                                                                               -------------------
                                                                                 2000       1999
                                                                               -------    --------
                                                                                 (In thousands)
  Assets:
  Cash* .....................................................................  $  7,522   $ 18,319
  Investment in subsidiaries* ...............................................   856,932    777,026
  Intangible assets .........................................................     3,965      4,399
  Other assets ..............................................................     5,108      4,466
                                                                               --------   --------
            Total assets ....................................................  $873,527   $804,210
                                                                               ========   ========
  Liabilities and Shareholders' Equity:
  Short-term borrowings .....................................................  $  3,200   $    200
  Subordinated debt .........................................................    82,900     82,048
  Other liabilities .........................................................    12,327     10,337
  Shareholders' equity ......................................................   775,100    711,625
                                                                               --------   --------
            Total liabilities and shareholders' equity ......................  $873,527   $804,210
                                                                               ========   ========

- ----------
* Eliminated in consolidation.

Statement of Operations

                                                                                  Year Ended December 31,
                                                                             ------------------------------
                                                                                2000       1999      1998
                                                                             ---------- ---------- --------
                                                                                      (In thousands)
  Income:
  Cash dividends from subsidiaries* ......................................... $ 64,866   $ 79,344   $ 49,532
  Interest and dividends on short-term investments* .........................      372        677        480
  Other income ..............................................................    2,849      2,490      2,418
                                                                              --------   --------   --------
            Total income ....................................................   68,087     82,511     52,430
                                                                              --------   --------   --------
  Expenses:
  Interest ..................................................................    7,394      7,942      7,249
  Salaries and employee benefits ............................................    1,696      1,263      1,492
  Occupancy expense .........................................................      507        414        311
  Furniture and equipment expense ...........................................      100        137        108
  Amortization of intangible assets .........................................      434        432        432
  Other expenses ............................................................    2,262      1,816      4,286
                                                                              --------   --------   --------
            Total expenses ..................................................   12,393     12,004     13,878
                                                                              --------   --------   --------
  Income before income taxes and equity in undistributed net income of
  subsidiaries ..............................................................   55,694     70,507     38,552
  Income tax benefit ........................................................    3,314      3,278      3,875
                                                                              --------   --------   --------
  Income before equity in undistributed net income of subsidiaries ..........   59,008     73,785     42,427
  Equity in undistributed net income of subsidiaries* .......................   56,112     47,778     13,964
                                                                              --------   --------   --------
            Net income ...................................................... $115,120   $121,563   $ 56,391
                                                                              ========   ========   ========

- ----------
* Eliminated in consolidation.

Statement of Cash Flows

                                                                                      Year Ended December 31,
                                                                               ---------------------------------
                                                                                  2000         1999        1998
                                                                               ----------   ----------  --------
                                                                                         (In thousands)
  Cash flows from operating activities ...................................... $  62,000   $  77,788   $  46,927
                                                                              ---------   ---------   ---------
  Cash flows from investing activities
  Capital expenditures ......................................................    (1,004)        (34)        (95)
  Increase (decrease) in loans...............................................      (374)         --          --
  Proceeds from sale of premises and equipment ..............................        --          --       2,389
  Net investment in subsidiaries* ...........................................      (426)     (2,700)    (25,000)
                                                                              ---------   ---------   ---------
  Net cash provided (used) in investing activities ..........................    (1,804)     (2,734)    (22,706)
                                                                              ---------   ---------   ---------
  Cash flows from financing activities:
  Increase (decrease) in short-term borrowings ..............................     4,245     (24,811)     11,860
  Increase (decrease) in sale of trust preferred securities .................       500       2,500          --
  Proceeds from issuance of common stock ....................................     6,266       6,437       6,830
  Purchase of treasury stock ................................................   (31,934)         --     (17,100)
  Dividends paid ............................................................   (50,070)    (42,565)    (36,377)
                                                                              ---------   ---------   ---------
  Net cash used in financing activities .....................................   (70,993)    (58,439)    (34,787)
                                                                              ---------   ---------   ---------
  Net (decrease) increase in cash and cash equivalents ......................   (10,797)     16,615     (10,566)

Cash and cash equivalents at beginning of year .........................     18,319       1,704      12,270
                                                                          ---------   ---------   ---------
Cash and cash equivalents at end of year* ..............................  $   7,522   $  18,319   $   1,704
                                                                          =========   =========   =========
Supplemental Disclosure of cash flow information:
Cash paid (received) during the year for:
  Interest .............................................................  $   7,638   $   7,690   $   7,350
  Income taxes .........................................................     (1,440)     (4,023)     (3,565)

- ----------

* Eliminated in consolidation